UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

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PHH CORPORATION
(Name of Registrant as Specified In Its Charter)

N/A
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Invitation to 2017 Annual Meeting

April 28, 2017

Dear Fellow Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of PHH Corporation (the “Company”), which will be held at our offices located at 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054, on Wednesday, June 28, 2017, at 10:00 a.m., local time. At the Annual Meeting, stockholders will be asked to vote on the matters described in the accompanying Notice of 2017 Annual Meeting.

YOUR VOTE IS EXTREMELY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

In order to ensure that your shares are represented at the Annual Meeting, whether you plan to attend or not, please vote in accordance with the enclosed instructions. You can vote your shares by telephone, electronically via the Internet or by completing and returning the enclosed proxy card or vote instruction form. If you vote using the enclosed proxy card or vote instruction form, you must sign, date and mail the proxy card or vote instruction form in the enclosed envelope. If you decide to attend the Annual Meeting and wish to modify your vote, you may revoke your proxy and vote in person at the meeting.

Admission to the Annual Meeting will be by admission ticket only. If you are a stockholder of record and plan to attend the Annual Meeting, retain the top portion of your proxy card as your admission ticket and bring it and a photo ID with you so that you may gain admission to the meeting. If your shares are held through a bank, broker or other nominee, please contact your nominee and request that the nominee obtain an admission ticket for you or provide you with evidence of your share ownership, which will gain you admission to the Annual Meeting.

Thank you for your continued interest in PHH Corporation. We look forward to seeing you at the meeting. Sincerely,

Glen A. Messina

President and Chief Executive Officer

Notice of 2017 Annual Meeting

PHH CORPORATION

3000 Leadenhall Road

Mt. Laurel, New Jersey 08054

To Our Stockholders:

The 2017 Annual Meeting of Stockholders of PHH Corporation (the “Company”) will be held at our offices located at 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054, on Wednesday, June 28, 2017, at 10:00 a.m., local time (the “Annual Meeting”), for the following purposes:

1.         To elect seven directors, each to serve until the 2018 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified, or until their earlier death, retirement or resignation;

2.         To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2017;

3.         To  conduct an advisory vote to approve the compensation of our named executive officers;

4.         To conduct an advisory vote concerning the frequency of advisory votes on the compensation of our named executive officers; and

5.         To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 28, 2017 as the record date for the Annual Meeting. Only stockholders of record as of the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

By Order of the Board of Directors

William F. Brown
Senior Vice President, General Counsel and Secretary

April 28, 2017

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 28, 2017.

THIS NOTICE OF 2017 ANNUAL MEETING, PROXY STATEMENT AND 2016 ANNUAL REPORT IS AVAILABLE ON THE INTERNET AT HTTP://WWW.PROXYVOTE.COM.

Proxy Statement for the

2017 Annual Meeting of
Stockholders

PHH CORPORATION

3000  Leadenhall  Road

Mt. Laurel, New Jersey 08054

This Proxy Statement is being furnished to the holders of common stock, par value $0.01 per share, of PHH Corporation, a Maryland corporation (the “Company”), in connection with the solicitation by our Board of Directors of proxies to be voted at the 2017 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at our offices located at 3000 Leadenhall Road, Mt. Laurel, New Jersey, on Wednesday, June 28, 2017, at 10:00 a.m., local time, or at any adjournment or postponement of the Annual Meeting, for the purposes set forth in the accompanying Notice of 2017 Annual Meeting.

This Proxy Statement and the other proxy materials are being mailed to stockholders and are first being made available via the Internet on or about April 28, 2017. If a stockholder executes and returns the enclosed proxy card or vote instruction form or submits vote instructions to us by telephone or via the Internet, the stockholder may nevertheless revoke their proxy at any time prior to its use by filing with the Secretary of the Company   a written revocation or a duly executed proxy bearing a later date or by submitting revised vote instructions to us by telephone or via the Internet prior to 11:59 p.m. EDT on Tuesday, June 27, 2017,  in accordance with  the instructions on the enclosed proxy card or vote instruction form. A stockholder who attends the Annual Meeting in person may revoke his or her proxy at that time and vote in person if so desired.

Admission to the Annual Meeting will be by admission ticket only. If you are a stockholder of record and plan to attend the Annual Meeting, retain the top portion of your proxy card as your admission ticket and bring it and a photo ID with you so that you may gain admission to the meeting. If your shares are held through a bank, broker or other nominee, please contact your nominee and request that the nominee obtain an admission ticket for you or provide you with evidence of your share ownership, which will gain you admission to the Annual Meeting.

Unless revoked or unless contrary instructions are given, each proxy that is properly signed, dated and returned or authorized by telephone or via the Internet in accordance with the instructions on the enclosed proxy card or vote instruction form prior to the start of the Annual Meeting will be voted as indicated on the proxy card or vote instruction form or via telephone or the Internet and if no indication is made, each such proxy will be deemed to grant authority to vote, as applicable:

1.        Proposal 1: FOR the election of each of Ms. Jane D. Carlin, Mr. Robert B. Crowl, Mr. James O. Egan, Mr. James C. Neuhauser, Mr. Charles P. Pizzi, Mr. Kevin Stein and Mr. Carroll R. Wetzel, Jr., each to serve until the 2018 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified, or until their earlier death, retirement or resignation (the “Director Election Proposal”);

2.        Proposal 2: FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (the “Ratification of Auditors Proposal”);

3.        Proposal 3: FOR the advisory resolution approving compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S K (the “Say on Pay Vote”);

4.        Proposal 4: FOR an ANNUAL advisory vote on the compensation of our named executive officers (the “Say on Frequency” Vote); and

5. At the discretion of the persons named in the enclosed proxy card, on any other matter that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR’’ THE ELECTION OF EACH OF THE NOMINEES LISTED UNDER THE DIRECTOR ELECTION PROPOSAL, “FOR’’ THE RATIFICATION OF AUDITORS PROPOSAL, “FOR’’ THE SAY ON PAY VOTE AND “FOR’’ AN ANNUAL SAY ON FREQUENCY VOTE.

2	2017 PROXY STATEMENT

2017 ANNUAL MEETING

GENERAL INFORMATION ABOUT THE 2017 ANNUAL MEETING

Why am I receiving these proxy materials?

You are receiving these proxy materials because our Board of Directors (the “Board”) is soliciting your proxy to cast your vote at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of PHH Corporation, a Maryland corporation (“we,” “our,” “us,” “PHH” or the “Company”), and any adjournment or postponement of the Annual Meeting. This Proxy Statement, the accompanying Notice of 2017 Annual Meeting, our Annual Report on Form 10 K for the year ended December 31, 2016 filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 28, 2017 (the “2016 Annual Report”), and the enclosed proxy card or vote instruction form for those stockholders that have been sent printed copies of our proxy materials are being mailed to stockholders or are first being made available to stockholders via the Internet on or about April 28, 2017.

When and where is the Annual Meeting going to be held?

The Annual Meeting will be held at our offices located at 3000 Leadenhall Road, Mt. Laurel, New Jersey, on Wednesday, June 28, 2017, at 10:00 a.m., local time. Registration and seating will begin at 9:00 a.m., local time.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will vote on the matters described in the accompanying Notice of 2017 Annual Meeting and this Proxy Statement. The only matters expected to be voted upon at the Annual Meeting are (1) the Director Election Proposal, (2) the Ratification of Auditors Proposal, (3) the Say on Pay Vote and (4) the Say on Frequency Vote.

What are the Board’s recommendations for how I should vote my shares?

The Board recommends that you vote your shares as follows:

•             Proposal 1: FOR the election of each of Ms. Jane D. Carlin, Mr. Robert B. Crowl, Mr. James O. Egan, Mr. James C. Neuhauser, Mr. Charles P. Pizzi, Mr. Kevin Stein and Mr. Carroll R. Wetzel, Jr., each to serve until the 2018 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified, or until their earlier death, retirement or resignation;

•             Proposal 2: FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

•             Proposal 3: FOR the advisory resolution approving compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S K; and

•             Proposal 4:  FOR an ANNUAL advisory vote on the compensation of our named executive officers.

2017 PROXY STATEMENT	3

2017 ANNUAL MEETING

Who can attend the Annual Meeting?

Only stockholders of record as of the close of business on April 28, 2017, or their duly appointed proxies, may attend the Annual Meeting. Stockholders will be asked to present valid picture identification, such as a driver’s license or passport. Please note that, if you hold your shares in “street name” (that is, through a bank, broker or other nominee), you must bring either a copy of the vote instruction form provided by your bank, broker or other nominee or a copy of a brokerage statement reflecting your stock ownership as of the record date.

Cameras and video recording devices will not be permitted at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting beginning ten days prior to the Annual Meeting during ordinary business hours at 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054, our principal place of business, and ending on the date of the Annual Meeting.

Do I need an admission ticket to attend the Annual Meeting?

Yes.  Attendance at the Annual Meeting will be limited to stockholders of record as of the record date, their authorized representatives and our guests. Admission will be by admission ticket only.  For registered stockholders, the top portion of the proxy card enclosed with the Proxy Statement will serve as an admission ticket.  If you are a beneficial owner and hold your shares in “street name,” or through an intermediary, such as a bank, broker or other nominee, you should request an admission ticket from your bank, broker or other nominee or send a request in writing to PHH Corporation, Attention: Investor Relations, 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054, and include proof of ownership of PHH Corporation common stock, such as a bank or brokerage firm account statement or letter from the bank, broker or other nominee holding your stock, confirming your beneficial ownership.  Stockholders who do not obtain admission tickets in advance of the Annual Meeting may obtain them on the date of the Annual Meeting at the registration desk upon verifying their stock ownership as of the record date.  In accordance with our security procedures, all persons attending the Annual Meeting must present picture identification along with their admission ticket or proof of beneficial ownership in order to gain admission to the meeting.  Admission to the Annual Meeting will be expedited if admission tickets are obtained in advance.  Admission tickets may be issued to others at our discretion.

How many votes must be present at the Annual Meeting to constitute a quorum?

Stockholders holding a majority of the issued and outstanding shares of our common stock entitled to vote as of the record date, April 28, 2017, must be present, in person or by proxy, to constitute a quorum at the Annual Meeting. As of the record date, there were 53,612,270 shares of our common stock issued and outstanding. Shares represented by abstentions on any proposal to be acted upon by stockholders at the Annual Meeting will be treated as present at the Annual Meeting for purposes of determining whether a quorum is present.

How many votes can be cast by all stockholders?

53,612,270 votes may be cast at the Annual Meeting. Each stockholder is entitled to cast one vote for each share of common stock held by such stockholder as of the record date. There is no cumulative voting and the holders of our common stock vote together as a single class.

4	2017 PROXY STATEMENT

2017 ANNUAL MEETING

What vote is needed for each of the proposals to be adopted?

•             Proposal 1—Director Election Proposal: Directors are elected by a plurality of all of the votes cast by stockholders of record as of the record date that are present, in person or by proxy, at a meeting of stockholders at which a quorum is present. Accordingly, the seven candidates with the highest number of “FOR” votes will be elected, subject to our majority vote standard for directors in uncontested elections as set forth in our Corporate Governance Guidelines and described below. Under applicable Maryland law, abstentions and broker non votes, if any, will not be counted as votes cast for the election of directors and, therefore, will have no effect on the outcome of the vote, although abstentions and broker non votes will be taken into account for purposes of determining whether a quorum is present at the meeting.

Under our Corporate Governance Guidelines, a director that fails to receive more votes cast “for” than “against” his or her election or re election is expected to tender his or her resignation from the Board and, within 90 days following certification of the stockholder vote, the Corporate Governance Committee of the Board is required to determine whether to accept the director’s resignation and to submit such recommendation for prompt consideration by the Board. Under our Corporate Governance Guidelines, the Board is required to act on any such recommendation from the Corporate Governance Committee and the Board shall nominate for election or re election as director only candidates who agree to tender, promptly following such person’s failure to receive the required vote for election or re election at the next meeting at which such person would face election or re election, an irrevocable resignation that will be effective upon Board acceptance of such resignation.

•             Proposal 2—Ratification of Auditors Proposal: Approval of the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 requires the affirmative vote of a majority of the votes cast on the proposal by stockholders of record as of the record  date that are present, in person or by  proxy,  at a meeting of stockholders at which  a quorum is present. Under applicable Maryland law, abstentions will be taken into account for the purpose of determining whether a quorum is present at the meeting, but will not be counted as votes cast on the proposal and will have no effect on the outcome of the vote..

•             Proposal 3—Say on Pay Vote: Approval of the advisory resolution approving compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S K requires the affirmative vote of a majority of all of the votes cast on the proposal by stockholders of record as of the record date that are present, in person or by proxy, at a meeting of stockholders at which a quorum is present. Under applicable Maryland law, abstentions and broker non votes, if any, will be taken into account  for the purpose of determining whether a quorum is present at the meeting, but will not be counted as votes cast on the proposal and will have no effect on the outcome of the vote. Although the Say on Pay Vote is only advisory in nature and is not binding on the Board or the Company, we intend to review the voting results with the Board and the Human Capital and Compensation Committee of the Board so that such voting results may be taken into consideration in connection with future executive compensation decisions.

•             Proposal 4—Say on Frequency Vote: The frequency of the advisory vote concerning the compensation of our named executive officers receiving the greatest number of votes — every year, every two years or every three years — will be the frequency recommended by our stockholders. Under applicable Maryland law, abstentions and broker non-votes, if any, will be taken into account for the purpose of determining whether a quorum is present at the meeting, but will not be counted as votes cast on the proposal and will have no effect on the outcome of the vote. Although the Say on Frequency Vote is only advisory in nature and is not binding on the Board or the Company, we intend to review the voting results with the Board and the Human Capital and Compensation Committee of the Board so that such voting results may be taken into consideration in connection with future decisions concerning the frequency of our advisory vote on executive compensation.

•             Other business: All other business that may properly come before the Annual Meeting requires the affirmative vote of a majority of all of the votes cast on the proposal by stockholders of record as of the record date that are present, in person or by proxy, at a meeting of stockholders at which a quorum is present. Under applicable Maryland law, abstentions and broker non votes, if any, will be taken into account for the purpose of determining whether a quorum is present at the meeting, but will not be counted as votes cast on the proposal and will have no effect on the outcome of the vote.

2017 PROXY STATEMENT	5

2017 ANNUAL MEETING

What is a broker non-vote?

Generally, a broker non vote occurs when shares held by a bank, broker or other nominee for a beneficial owner are not voted with respect to a particular proposal because (i) the nominee has not received voting instructions from the beneficial owner and (ii) the nominee lacks discretionary voting power to vote such shares. Under the rules of the New York Stock Exchange (the “NYSE”), a nominee does not have discretionary voting power with respect to “non  routine” matters.

“Non routine” matters under the NYSE’s rules include director elections, whether contested or uncontested, and votes concerning executive compensation and certain corporate governance proposals. As a result, your bank, broker or other nominee may only vote your shares on “non routine” matters if you have provided your bank, broker or other nominee with specific voting instructions.

Thus, if your shares are held in “street name” and you do not provide instructions as to how your shares are to be voted on “non routine” matters, your bank, broker or other nominee will not be able to vote your shares on your behalf and your shares will be reported as “broker non votes.” For matters that are still considered “routine” under the NYSE’s rules (e.g., ratification of auditors), your bank, broker or other nominee may continue to exercise discretionary voting authority and may vote your shares on your behalf for such routine matters even if you fail to provide your bank, broker or other nominee with specific voting instructions as to how you would like your shares voted on such routine matters.

We urge you to provide instructions to your bank, broker or other nominee so that your votes may be counted for each proposal to be voted upon. You should vote your shares by following the instructions provided on the vote instruction form that you receive from your bank, broker or other nominee.

How do I vote?

You can vote in person or by valid proxy received by telephone, via the Internet or by mail. We urge you to vote by doing one of the following:

Vote by Telephone	Vote by Internet	Vote by Mail

You can vote your shares by calling the toll free number indicated on your proxy card using a touch tone telephone 24 hours a day. Easy to follow voice prompts enable you to vote your shares and confirm that your voting instructions have been properly recorded. If you are a beneficial owner, or you hold your shares in “street name,” please check your vote instruction form or contact your bank, broker or other nominee to determine whether you will be able to vote by telephone.

You can also vote via the Internet by following the instructions on your proxy card. The website address for Internet voting is indicated on your proxy card. Internet voting is also available 24 hours per day.  If you are a beneficial owner, or you hold your shares in “street name,” please check your vote instruction form or contact your bank, broker or other nominee to determine whether you will be able to vote via the Internet.

If you choose to vote by mail, complete, sign, date and return your proxy card in the postage paid envelope provided. Please promptly mail your proxy card to ensure that it is received on or before June 27, 2017.

The deadline for voting by telephone or electronically through the Internet is 11:59 p.m. EDT on June 27, 2017.

6	2017 PROXY STATEMENT

2017 ANNUAL MEETING

Can I change my vote?

Yes. A proxy may be revoked at any time prior to the voting at the Annual Meeting by submitting a later dated proxy (including a proxy authorization submitted by telephone or electronically through the Internet prior to the deadline for voting by telephone or the Internet), by giving timely written notice of such revocation to  our Corporate Secretary in advance of the Annual Meeting or by attending the Annual Meeting and voting in person. If you have shares held by a bank, broker or other nominee or in “street name,” you may change your vote by submitting a later dated voting instruction form to your broker, bank or other nominee or fiduciary, or if you obtained a legal proxy from your broker, bank nominee or fiduciary giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Could other matters be decided at the Annual Meeting?

The Board does not intend to bring any matter before the Annual Meeting other than those described in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy card, or their duly appointed substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act in respect of any such matters in their discretion.

What if I vote for some but not all of the proposals?

Shares of our common stock represented by proxies received by us (whether received through the return of the enclosed proxy card or received via telephone or the Internet) where the stockholder has provided voting instructions with respect to the proposals described in this Proxy Statement, including the Director Election Proposal, the Ratification of Auditors Proposal, the Say on Pay Vote and the Say on Frequency Vote will be voted in accordance with the voting instructions so made. If your proxy card is properly executed and returned but does not contain voting instructions as to one or more of the proposals to be voted upon at the Annual Meeting, or if you give your proxy by telephone or via the Internet without indicating how you want to vote on each of the proposals to be voted upon at the Annual Meeting, your shares will be voted:

•             FOR the Director Election Proposal;

•             FOR the Ratification of Auditors Proposal;

•             FOR the Say on Pay Vote;

•             FOR an ANNUAL Say on Frequency Vote; and

•             At the discretion of the persons named in the enclosed proxy card, on any other matter that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

If your shares are held in street name and you do not properly instruct your bank, broker or other nominee how to vote your shares, your bank, broker or other nominee may either use its discretion to vote your shares on matters deemed “routine” by the NYSE or may not vote your shares. For any matters deemed “non routine” by the NYSE, your bank, broker or other nominee would not be able to vote  your shares on such matters.  We encourage you to provide instructions to your bank, broker or other nominee by carefully following the instructions provided to ensure that your shares are voted at the Annual Meeting in accordance with your desires.

2017 PROXY STATEMENT	7

2017 ANNUAL MEETING

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies on behalf of our Board. Our directors, officers and employees may solicit proxies on our behalf in person or by telephone, facsimile or electronically through the Internet, as described above. We have engaged Broadridge Financial Solutions, Inc. (“Broadridge”) to assist us in the distribution and solicitation of proxies. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending our proxy materials to beneficial owners of our common stock as of the record date.

Who will count and certify the vote?

Representatives of Broadridge will count the votes and certify the voting results. The voting results are expected to be published in a Current Report on Form 8 K filed with the SEC within four business days following the conclusion of the Annual Meeting.

How can I access the proxy materials and 2016 Annual Report electronically?

Copies of the Notice of 2017 Annual Meeting, Proxy Statement and 2016 Annual Report, as well as other materials filed by us with the SEC, are available without charge to stockholders on our corporate website at www.phh.com or upon written request to PHH Corporation, Attention: Investor Relations, 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054. You can elect to receive future annual reports, proxy statements and other proxy materials electronically by marking the appropriate box on your proxy card or vote instruction form or by following the instructions provided if you vote by telephone or via the Internet.

Copies of our Corporate Governance Guidelines, Independence Standards for Directors, Code of Business Ethics & Conduct, Code of Ethics for Chief Executive Officer and Senior Financial Officers, and the charters   of each standing committee of our Board, including our Audit Committee, Human Capital and Compensation Committee, Corporate Governance Committee and Finance, Compliance & Risk Management Committee, are also available without charge to stockholders on our corporate website at www.phh.com under the heading “Investors—Corporate Governance” or upon written request to PHH Corporation, Attention: Investor Relations, 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054.

8	2017 PROXY STATEMENT

PROPOSAL 1 — DIRECTOR ELECTION

Proposal 1 — Director Election Proposal

PROPOSAL SUMMARY AND RECOMMENDATION

The Board has nominated for election as directors at the Annual Meeting Ms. Jane D. Carlin, Mr. Robert B. Crowl, Mr. James O. Egan, Mr. James C. Neuhauser, Mr. Charles P. Pizzi, Mr. Kevin Stein and Mr. Carroll R. Wetzel, Jr., each to serve until the 2018 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified, or until their earlier death, retirement or resignation. Each nominee has consented to being named in this Proxy Statement and to serve if elected. Shares of our common stock represented by duly authorized proxies will be voted FOR the foregoing nominees or any substitute nominee or nominees designated by the Board if, prior to the Annual Meeting, any nominee should become unable to serve, unless the Board determines to reduce the total number of directors in accordance with our Articles of Amendment and Restatement, as amended through June 12, 2013, and Amended and Restated By Laws, as amended through December 7, 2015 (the “By Laws”).

Mr. Thomas P. Gibbons, who has served on our Board since 2011, Mr. Glen A. Messina, who has served on our Board and as our President and Chief Executive Officer since 2012 and Ms. Deborah M. Reif, who has served on our Board since 2010, will retire from the Board immediately prior to the commencement of the Annual Meeting.

RECOMMENDATION: THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINATED BY THE BOARD. UNLESS MARKED TO THE CONTRARY, VALID PROXIES RECEIVED BY US WILL BE VOTED “FOR” THE ELECTION OF EACH DIRECTOR NOMINATED BY THE BOARD.

2017 PROXY STATEMENT	9

PROPOSAL 1 — DIRECTOR ELECTION

BOARD OF DIRECTORS

During 2016, our Board held twenty-six meetings. Each incumbent director attended at least 75% of the meetings held by the Board during the period in which each such director served as a member of the Board. All directors are expected to attend Board meetings, meetings of the Committees upon which they serve and meetings of our stockholders absent exceptional cause. All seven of our directors that were serving as directors on June 7, 2016 attended the 2016 Annual Meeting of Stockholders held on that date.

Nominees to Serve as Directors – Term Expires in 2018

Jane D. Carlin Age 61 Director since September 27, 2012

Ms. Carlin currently serves as President of Jane Carlin Consulting, LLC and as a director of The Hanover Insurance Group, iShares Inc. and iShares Trust. Ms. Carlin served as a director of Astoria Financial Corporation and its wholly owned subsidiary, Astoria Bank, from January 2014 until February 2015. Ms. Carlin previously served as a Managing Director and Global Head of Operational Risk, Business Continuity Planning, Information Security and New Product Approvals of the Morgan Stanley Group from 2006 until 2012. Ms. Carlin also served as Chairperson of the Financial Services Sector Coordinating Counsel for Critical Infrastructure Protection and Homeland Security from 2010 until 2012 and as Vice Chair from 2009 until 2010. From 2003 to 2006, she was with Credit Suisse Group as Managing Director and Global Head of Credit Suisse’s Operational Risk Oversight Department. From 1987 until 2003, Ms. Carlin held a series of progressively responsible positions at the Morgan Stanley Group, including Managing Director, Deputy General Counsel and Head of Legal for Global Sales and Trading. Ms. Carlin’s investment banking and financial services industry experience, and regulatory and risk-related expertise, led to a conclusion that it is appropriate that she be nominated to stand for re election as a director.

Robert B. Crowl Age 53 Executive Vice President and Chief Operating Officer; Director Nominee

Mr. Crowl served as the Executive Vice President and Chief Financial Officer of the Company from May 3, 2012 until March 29, 2017, at which time he was appointed Executive Vice President and Chief Operating Officer. Mr. Crowl will assume the role of President and Chief Executive Officer of the Company at the Annual Meeting. Prior to joining the Company, Mr. Crowl served as Executive Vice President and Chief Financial Officer at Sun Bancorp, Inc. and its wholly owned subsidiary, Sun National Bank, since 2010. From 2009 to 2010, Mr. Crowl performed consulting services for small banks and private equity firms through RBC Solutions, LLC. From 1998 to 2009, Mr. Crowl served in various capacities at National City Corporation, including Executive Vice President and Chief Operating Officer of National City Mortgage from 2007 to 2009, Senior Vice President and Corporate Comptroller from 2004 to 2007, and Senior Vice President of Asset/Liability and Securitization Manager from 1998 to 2004. From 1986 to 1998, Mr. Crowl served in various capacities at Crestar Bank. Mr. Crowl’s position as our President and Chief Executive Officer and his financial and leadership experience led to a conclusion that it is appropriate that he be nominated to stand for election as a director.

10	2017 PROXY STATEMENT

PROPOSAL 1 — DIRECTOR ELECTION

James O. Egan Age 68 Non-Executive Chairman of the Board; Director since March 30, 2009

Mr. Egan served as a Managing Director of Investcorp International, Inc., an alternative asset management firm specializing in private equity, hedge fund offerings, real estate and technology investments, from 1998 through 2008. Mr. Egan was the partner in charge, M&A Practice, U.S. Northeast Region for KPMG LLP from 1997 to 1998 and served as the Senior Vice President and Chief Financial Officer of Riverwood International, Inc. from 1996 to 1997. Mr. Egan began his career with PricewaterhouseCoopers (formerly Coopers & Lybrand) in 1971 and served as partner from 1982 to 1996 and a member of the Board of Partners from 1995 to 1996. Mr. Egan possesses over forty years of business experience involving companies of varying sizes from start ups to Fortune 500 public companies operating across numerous industries, including twenty five years of public accounting experience having served as lead audit partner involved in the audits of annual financial statements of numerous public companies. He also has ten years of private equity experience working with portfolio companies in the US and Europe to create shareholder value. Mr.  Egan also currently serves as a director and chair of the audit committee of New York & Company, Inc, and as a director of It’Sugar LLC. Mr. Egan’s broad business, strategic, operational, financial, M&A and private equity experience led to a conclusion that it is appropriate that he be nominated to stand for re election as a director.

James C. Neuhauser Age 58 Director Nominee

Mr. Neuhauser has served as a managing member of Turtlerock Capital, LLC, a real estate fund investing in luxury homes in Los Angeles, since 2009. From 2011 to 2016, Mr. Neuhauser was the Chief Investment Officer at FBR Capital Markets & Co., managing a proprietary investment portfolio that averaged $80 million over the five year period. At FBR Capital Markets & Co., Mr. Neuhauser also served as Head of the Commitment Committee for ten years and Head of Investment Banking for five years. From 1986 to 1993, he was employed by Trident Financial Group, where he provided financial and mergers and acquisitions advisory services to financial institutions. Mr. Neuhauser has been a CFA Charterholder since 1990. Mr. Neuhauser’s knowledge regarding the financial services industry and his public company M&A, capital allocation and restructuring experience led to a conclusion that it is appropriate that he be nominated to stand for election as a director.

Charles P. Pizzi Age 66 Director since January 26, 2012

Mr. Pizzi was a member of the Board of Directors of the Federal Reserve Bank of Philadelphia from 2006 through 2011 and served as its Chairman from 2010 through 2011. He served as the President and Chief Executive Officer of Tasty Baking Company from 2002 until its merger with Flowers Foods, Inc. in 2011. From 1989 to 2002, Mr. Pizzi was the President and Chief Executive Officer of the Greater Philadelphia Chamber of Commerce. Mr. Pizzi currently serves on the boards of Brandywine Realty Trust, Independence Blue Cross, Pennsylvania Real Estate Investment Trust, FS Energy & Power Fund, FS Global Credit Opportunities Fund, WHYY, Inc. and Drexel University. Mr. Pizzi’s operational and leadership experience, including experience leading transformational change, led to a conclusion that it is appropriate that he be nominated to stand for re election as a director.

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Kevin Stein Age 55 Director Nominee

Mr. Stein is Chief Executive Officer of Resolution Analytica Corp., a buyer of commercial judgments, and an operating adviser of KCK-US, Inc., a private equity firm. Mr. Stein was previously a Managing Director in the Financial Institutions Group of Barclays advising banks, specialty finance companies and financial sponsors until 2016. Prior to joining Barclays in 2011, Mr. Stein was a Partner at FBR Capital Markets & Co. advising banks and specialty finance companies and was Group Head of the Depository Practice. From 1994 to 2004, Mr. Stein was an executive of GreenPoint Financial Corporation, a $25 billion bank holding company based in New York City. During his tenure at GreenPoint, Mr. Stein’s roles included Director of Strategy and Corporate Development, Executive Vice President of Mortgage Banking, Chief Information Officer and Director of Retail Banking. Prior to joining GreenPoint in 1994, Mr.  Stein was an Associate Director of the Federal Deposit Insurance Corporation, Division of Resolutions. Mr. Stein is a director and chair of the audit committee of Bedford Stuyvesant Restoration Corporation, the first community development corporation in the U.S. Mr. Stein’s knowledge regarding the financial services industry and his mortgage servicing, public company M&A and restructuring experience led to a conclusion that it is appropriate that he be nominated to stand for election as a director.

Carroll R. Wetzel, Jr. Age 73 Director since January 1, 2010

Mr. Wetzel previously served as Vice Chairman and lead director at Arch Wireless from 2001 through 2002; as non executive Chairman of the Board of Directors of Safety Components International from 2000 to 2005; as a director of Laidlaw International, Inc. from 2004 to 2007; as a director of Brink’s Home Security Holdings, Inc. from 2008 to 2010; as a director of The Brink’s Company during 2008; and as director of Exide Technologies, Inc. from 2004 to 2015. Before that, he spent approximately 20 years working in investment banking and corporate finance. From 1988 to 1996, Mr. Wetzel served as head of the Merger and Acquisition Group at Chemical Bank and following its merger with Chase Manhattan Bank, as co head of the Merger and Acquisition Group. He also previously served as a corporate finance officer at Dillon Read & Co., Inc. and Smith Barney. Mr. Wetzel’s investment banking and financial services industry experience and his past service as a member of several other public company boards led to a conclusion that it is appropriate that he be nominated to stand for re election as a director.

Directors Not Standing for Re-Election

Thomas P. Gibbons Age 60 Director since July 1, 2011

Mr. Gibbons’ term as a director will end effective with his retirement from the Board immediately prior to the commencement of the Annual Meeting. Mr. Gibbons currently serves as a Vice Chairman and Chief Financial Officer of The Bank of New York Mellon Corporation and BNY Mellon, N.A. Mr. Gibbons served as Chief Risk Officer of BNY Mellon from July 2007 to July 2008. Prior to the merger of The Bank of New York with Mellon Financial Corporation, Mr. Gibbons served as Senior Executive Vice President and Chief Financial Officer of The Bank of New York Company, Inc. from September 2006 until June 2007, and in various other capacities at The Bank of New York Company, Inc. since 1986. Mr. Gibbons currently serves on the Board of Managers of ConvergEx Holdings, LLC and is on the advisory board of Wake Forest University’s Business School.

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Glen A. Messina Age 55 President and Chief Executive Officer; Director since January 3, 2012

Mr. Messina’s term as a director will end effective with his retirement from the Board immediately prior to the commencement of the Annual Meeting. At the same time, he will also step down from the role of President and Chief Executive Officer, a position he has held since January, 2012. Mr. Messina served as our Chief Operating Officer from July 2011 to December 2011. Prior to joining PHH, Mr. Messina spent 17 years at General Electric Company (“GE”) most recently as Chief Executive Officer of GE Chemical and Monitoring Solutions, a global water and process specialty chemicals services business, from 2008 until July 2011. Previously, Mr. Messina served as Chief Financial Officer of GE Water and Process Technologies from 2007 to 2008 and Chief Financial Officer of GE Equipment Services from 2002 to 2007. Prior thereto, Mr. Messina served in various other senior level positions at GE including, at GE Capital Mortgage Corporation, Chief Executive Officer from 1998 to 2000 and Chief Financial Officer from 1996 to 1998.

Deborah M. Reif Age 64 Director since April 1, 2010

Ms. Reif’s term as a director will end effective with her retirement from the Board immediately prior to the commencement of the Annual Meeting. Ms. Reif served most recently as Chief Executive Officer and President of the Equipment Services division of General Electric Company, a global transportation equipment enterprise, from 2006 through 2009 with responsibility for a global operating lease portfolio and a supply chain service strategy. From 2005 to 2006, Ms. Reif served as President of Digital Media of NBC Universal where she led the transformation of that operation to a digital business model. Prior to that, Ms. Reif served as Executive Vice President of Financial Structuring for NBC Universal where she led the assessment and restructuring of the Universal Theme Park portfolio from 2004 through 2005. From 2001 through 2004, she served as Chairman and Chief Executive Officer of Financial Guaranty Insurance Company and earlier in her career, in various risk roles of increasing scope and importance with GE Capital from 1971 through 2001.

Agreement with EJF

On April 28, 2017, the Company entered into an agreement (the “EJF Agreement”) with EJF Capital LLC, EJF Debt Opportunities Master Fund, L.P. and EJF Debt Opportunities GP, LLC (collectively, “EJF”). Based on EJF’s amended Schedule 13D filed March 17, 2017, EJF and its affiliates beneficially own an aggregate of approximately 9.9% of the Company’s common stock.  Under the terms of the EJF Agreement, the Company agreed to nominate Mr. Neuhauser and Mr. Stein for election to the Board at the Annual Meeting, subject to the terms of the EJF Agreement. In connection with the execution of the EJF Agreement, the Company appointed Mr. Neuhauser and Mr. Stein to serve as observers to the Board until the Annual Meeting. In addition, if Mr. Neuhauser and Mr. Stein are elected to the Board at the Annual Meeting, the Company has also agreed to cause each of the Board’s committees to include at least one of them during the applicable commitment period, which is expected to run until the thirtieth day prior to the deadline for submission of stockholder nominations and proposals in accordance with the Company’s by-laws for the Company’s 2018 annual meeting of stockholders.  Under the terms of the EJF Agreement, EJF has agreed to vote the shares of the Company’s common stock that it beneficially owns in favor of the Company’s nominees for election at the Annual Meeting.  The EJF Agreement also subjects EJF to certain customary standstill provisions during the commitment period.

The decisions of Mr. Gibbons and Ms. Reif not to stand for re-election at the Annual Meeting were unrelated to the Company’s agreement with EJF.

Independence of the Board of Directors

Under the rules of the NYSE and the SEC, our Board is required to affirmatively determine which directors are independent and to disclose such determination in our annual report to stockholders and in our proxy statement for each annual meeting of stockholders. Our Board has reviewed each director’s relationships with us in conjunction with our previously adopted categorical Independence Standards for Directors (the “Independence Standards”) and Section 303A of the NYSE’s Listed Company Manual (the “NYSE Listing Standards”). A copy of our categorical Independence Standards is available on our corporate website at www. phh.com under the heading “Investors—Corporate Governance.” A copy of our Independence Standards is also available to stockholders upon request, addressed to the Corporate Secretary at 3000 Leadenhall Road, Mt. Laurel, New Jersey, 08054.

Based on the Board’s review, our Board has affirmatively determined that each of our current non employee directors and director nominees is independent within the meaning of our categorical Independence Standards and the NYSE Listing Standards and has no material relationship with us or any of our subsidiaries, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Our Board has also determined that Mr. Messina, who serves as a director and our President and Chief Executive Officer, is not an independent director. Accordingly, 86% of our current incumbent directors are independent, representing more than two thirds of our directors as required by our Corporate Governance Guidelines. Furthermore, our Board has determined that Mr. Crowl, who currently serves as our Executive Vice President and Chief Operating Officer and will succeed Mr. Messina as our President and Chief Executive Officer at the Annual Meeting, is not independent. Accordingly, 86% of our director nominees standing for election at the Annual Meeting are independent, representing more than two thirds of our directors as required by our Corporate Governance Guidelines.

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COMMITTEES OF THE BOARD

The Board has a standing Audit Committee, Human Capital and Compensation Committee, Corporate Governance Committee and Finance, Compliance & Risk Management Committee. Each standing committee consists solely of directors who have been affirmatively determined to be “independent” within the meaning of the NYSE Listing Standards and our Independence Standards. Each standing committee operates pursuant to a written charter and a copy of each such committee’s charter is available on our corporate website at www.phh. com under the heading “Investors—Corporate Governance.” A copy of each such committee’s charter is also available to stockholders upon request, addressed to the Corporate Secretary at 3000 Leadenhall Road, Mt. Laurel, New Jersey, 08054. Additionally, as discussed further below, on October 8, 2015 the Board established a temporary Special Committee, consisting of independent directors and Mr. Messina, our President and Chief Executive Officer.

On April 27, 2017, in anticipation of our previously-announced intent to transition to a business focused on subservicing and portfolio retention services and in order to, among other things, reduce Board-related expenses, the Board determined that effective at the Annual Meeting, the Audit Committee will assume the functions of both the Finance, Compliance & Risk Management Committee and the Special Committee, and those two committees will be dissolved.

Audit Committee

The Audit Committee assists our Board in the oversight of the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of our independent registered public accounting firm and our internal audit function, and our compliance with legal and regulatory requirements. The Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee also oversees our corporate accounting and reporting practices by:

•      meeting with our financial management and independent registered public accounting firm to review and discuss our financial statements, quarterly earnings releases and financial data, and internal controls over financial reporting;

•      appointing and pre approving all services provided by the independent registered public accounting firm that will audit our financial statements;

•      reviewing the internal audit plan; and

•      reviewing the scope, procedures and results of our audits.

Effective at the Annual Meeting, the Finance, Compliance & Risk Management Committee and the Special Committee will each be dissolved and the Audit Committee will assume all functions that were previously performed by those two committees.

The Audit Committee is currently comprised of Ms. Carlin and Messrs. Egan, Gibbons and Wetzel (Chair). Immediately following the Annual Meeting, the Audit Committee is intended to be co-chaired by Ms. Carlin (currently chair of both the Finance, Compliance & Risk Management Committee and the Special Committee) and Mr. Wetzel and to include Messrs. Egan and Neuhauser as members. Our Board has determined that Messrs. Egan and Gibbons qualify as “audit committee financial experts” within the meaning of applicable SEC rules and are independent directors under the Independence Standards and the NYSE Listing Standards. During 2016, the Audit Committee met twelve times and each incumbent member of the Audit Committee attended at least 75% of the meetings held by the Audit Committee during the period in which each such member served as a member of the Audit Committee.

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Human Capital and Compensation Committee

The Human Capital and Compensation Committee (the “HC&CC”) determines and approves all elements of compensation for our senior management and our Chief Executive Officer (whose compensation is further subject to final approval by the Board), reviews and approves our compensation strategy, including the elements of total compensation for senior management, reviews and approves the annual bonus and long term bonus incentive plans, and reviews and grants equity awards for our employees. The HC&CC also assists us in reviewing and approving our management’s succession planning for the Management Operating Committee and our stated compensation philosophy and strategy for all employees, and developing compensation and benefit strategies to attract, develop and retain qualified employees. See “Executive Compensation” for additional information regarding the process for the determination and consideration of executive compensation. The HC&CC is also responsible for reviewing and recommending to the Board the compensation of our non employee directors.

The HC&CC is currently comprised of Ms. Reif (Chair) and Messrs. Egan, Pizzi and Wetzel. Immediately following the Annual Meeting, the HC&CC is intended to be comprised of Messrs. Pizzi (Chair), Stein and Wetzel. During 2016, the HC&CC met sixteen times and each incumbent member of the HC&CC attended at least 75% of the meetings held by the HC&CC during the period in which each such member served as a member of the HC&CC.

Corporate Governance Committee

The Corporate Governance Committee’s responsibilities include considering matters of corporate governance and reviewing and revising our Corporate Governance Guidelines, Code of Business Ethics & Conduct, and Code of Ethics for Chief Executive Officer and Senior Financial Officers. The Corporate Governance Committee identifies, evaluates and recommends nominees for our Board for each annual meeting (see “Corporate Governance—Nomination Process and Qualifications for Director Nominees” below), evaluates the composition, organization and governance of our Board and its committees, and develops and recommends corporate governance principles and policies applicable to us.

The Corporate Governance Committee is currently comprised of Messrs. Egan, Pizzi (Chair) and Wetzel. Immediately following the annual meeting, the Corporate Governance Committee is intended to be comprised of Ms. Carlin (Chair) and Messrs. Pizzi and Stein. During 2016, the Corporate Governance Committee met nine times and each incumbent member of the Corporate Governance Committee attended at least 75% of the meetings held by the Corporate Governance Committee during the period in which each such member served as a member of the Corporate Governance Committee.

Finance, Compliance & Risk Management Committee

The Finance, Compliance & Risk Management Committee (the “FCRMC”) assists our Board in fulfilling its oversight responsibilities with respect to the assessment of our overall capital structure and its impact on the generation of appropriate risk adjusted returns, and with the identification, review and reporting of significant issues with respect to our compliance management system, as well as the existence, operation and effectiveness of our risk management programs, policies and practices. The FCRMC also assists the Board, the Audit Committee and other Board Committees, as determined by the Board from time to time, with the oversight of significant regulatory and compliance matters.

The FCRMC is currently comprised Mses. Carlin (Chair) and Reif and Mr. Gibbons. Effective at the Annual Meeting, the FCRMC will be dissolved and the Audit Committee will assume all functions that were previously performed by the FCRMC.

During 2016, the FCRMC met seven times, and each incumbent member of the FCRMC attended at least 75% of the meetings held by the FCRMC during the period in which each such member served as a member of the FCRMC.

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Special Committee

The temporary Special Committee was formed to assist the Board, the Audit Committee and other Board committees with the oversight of governance, audit, asset management, information security, business continuity and human capital initiatives relating to our information technology organization and systems that our or our clients’ regulators have requested or expect direct Board oversight.

The Special Committee is currently comprised of Mses. Carlin (Chair) and Reif and Mr. Messina. Effective at the Annual Meeting, the Special Committee will be dissolved and the Audit Committee will assume all functions that were previously performed by the Special Committee.

During 2016, the Special Committee met ten times, and each incumbent member of the Special Committee attended at least 75% of the meetings held by the Special Committee during the period in which each such member served as a member of the Special Committee.

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CORPORATE GOVERNANCE

Board of Directors’ Role in Risk Oversight

Our business and affairs are managed under the direction of the Board in accordance with our By Laws. The role of the Board is one of oversight, including as to matters relating to risk management. Our management is responsible for managing our day to day operations and affairs, including the development and implementation of systems and processes to identify and monitor our risks and policies and procedures to ensure that risks undertaken by us are consistent with our business objectives and risk tolerances. To assist it in fulfilling its oversight function, the Board has established four standing committees comprised of the Audit Committee, the HC&CC, the Corporate Governance Committee and the FCRMC, as well as the temporary Special Committee. Each committee regularly reports to the Board and is responsible for oversight in connection with actions taken by such committee consistent with the exercise of fiduciary duties by the directors serving on such committee. Our risk management process is intended to ensure that our risks are undertaken knowingly and purposefully.

As noted above, a primary purpose of the FCRMC is to assist the Board in fulfilling its oversight responsibilities with respect to the assessment of our overall capital structure and its impact on the generation of appropriate risk adjusted returns, as well as the existence, operation and effectiveness of our risk management programs, policies and practices, among other things. The FCRMC regularly discusses with our management, including, among others, our Chief Executive Officer, Chief Financial Officer, Chief Risk and Compliance Officer and Treasurer, the risks we face and management’s plans and initiatives undertaken to mitigate such risks.

The Audit Committee charter provides that the Audit Committee is responsible for discussing our guidelines and policies governing the process by which we undertake risk assessment and risk management, including our major financial risk exposures and the steps our management has taken to monitor and control such exposures. Further, as part of our periodic reporting process, management reviews with the Audit Committee our disclosure process and the disclosures contained in our periodic reports filed with the SEC, including disclosure concerning our risk factors.

The HC&CC has focused on aligning our compensation policies with our long term interests and avoiding short term rewards for management decisions that could pose long term risks to us as described in more detail below under “Executive Compensation.” The Board’s compensation risk governance includes the HC&CC consulting with the Board’s Audit Committee and FCRMC around compensation and risk. The FCRMC reviews the risk factors each year, and reviews program changes for these factors, consistent with its charter.

As discussed in “Committees of the Board” above, on April 27, 2017, in anticipation of our previously-announced intent to transition to a business focused on subservicing and portfolio retention services and in order to, among other things, reduce Board-related expenses, the Board determined that effective at the Annual Meeting, the Audit Committee will assume the functions of both the Finance, Compliance & Risk Management Committee and the Special Committee, and those two committees will be dissolved.

Board Leadership Structure

Since 2005, our Chairman of the Board has been an independent, non employee director. The Chairman of the Board is elected by a majority vote of the directors. Currently, James O. Egan serves as our non executive Chairman of the Board, a position he has held since June 17, 2009. Mr. Egan has served as a director since March 30, 2009. Mr. Egan currently serves as a member of the Audit Committee, Corporate Governance Committee and HC&CC and it is expected that immediately after the Annual Meeting, Mr. Egan will serve solely as a member of the Audit Committee.

In his capacity as non executive  Chairman of the Board, Mr.  Egan leads all meetings of our Board at which   he is present, but does not serve as an employee or corporate officer. The non executive Chairman of the Board serves on appropriate committees as requested by the Board, sets meeting schedules and agendas and manages information flow to the Board to assure appropriate understanding of, and discussion regarding matters of interest or concern to the Board. The non executive Chairman of the Board also has such additional powers and performs such additional duties consistent with organizing and leading the actions of the Board as the Board may from time to time prescribe.

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Although the Board does not currently have a policy requiring that the positions of Chairman of the Board and Chief Executive Officer be separated, the Board continues to believe that it is appropriate for the Chairman of the Board to be an independent, non employee director to ensure that the Board operates independently of management in the fulfillment of its oversight function and that the matters presented for consideration by the Board and its committees reflect matters of key importance to us and our stockholders as determined by the independent directors.

Executive Sessions of Non-Management Directors

Executive sessions of non management directors are held regularly by the Board and its Committees without management present to discuss the criteria upon which to base the performance of the Chief Executive Officer and other senior executives, the performance of the Chief Executive Officer and other senior executives against such criteria, the compensation of the Chief Executive Officer and other senior executives and any other relevant matters. Our Board has designated Mr. Egan, our non executive Chairman of the Board, as the presiding director of executive sessions of the non management directors of the Board.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to assist the Board in monitoring the effectiveness of decision making, both at the Board and management levels and to enhance long term stockholder value. The Corporate Governance Guidelines outline the following:

•      the responsibilities of the Board;

•      the composition of the Board, including the requirement that two thirds of the directors be independent within the meaning of the NYSE Listing Standards;

•      Director duties, tenure, retirement and succession;

•      conduct of Board and Committee meetings; and

•      the selection and evaluation of the Chief Executive Officer.

Our Corporate Governance Guidelines are available on our corporate website at www.phh.com under the heading “Investors—Corporate Governance—Corporate Governance Guidelines.” A copy of our Corporate Governance Guidelines is also available to stockholders upon request, addressed to the Corporate Secretary at 3000 Leadenhall Road, Mt. Laurel, New Jersey, 08054.

Code of Business Ethics & Conduct

We are committed to conducting business ethically and in compliance with applicable laws, rules and regulations. In furtherance of this commitment, we promote ethical behavior and have adopted a Code of Business Ethics & Conduct (the “Code of Conduct”) that is applicable to all of our directors, officers and employees. The Code of Conduct provides, among other things:

•      guidelines for our directors, officers and employees with respect to ethical handling of conflicts of interest, including special procedures covering related party transactions between us and members of our management operating committee or directors and their families, examples of the most common types of conflicts of interest that require disclosure (e.g., personal or family relationships with suppliers, vendors or contractors or a directors’ service on other boards of directors) or that should be avoided altogether (e.g., receipt of improper personal benefits, having an ownership interest in other businesses that may compromise an officer’s loyalty to us, obtaining outside employment with a competitor of ours, etc.);

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•      restrictions on competition between us and our directors, officers and employees and the protection of all our proprietary and personal and confidential information in our possession;

•      a set of standards to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by us, including, for example, a specific requirement that all financial records must be maintained accurately and in accordance with appropriate controls;

•      a requirement to comply with all applicable laws, rules and regulations;

•      restrictions on insider trading by our directors, officers and employees;

•      guidance providing resources for compliance with the Code of Conduct and promoting prompt internal communication of any suspected violations of the Code of Conduct to the appropriate person or persons identified in the Code of Conduct, including information regarding our toll free and anonymous Integrity hotline and secure website and our commitment to non retaliation for reporting suspected violations of the Code of Conduct in good faith; and

•      disciplinary measures for violations of the Code of Conduct and any other applicable rules and regulations.

The Code of Conduct is available on our corporate website at www.phh.com under the heading “Investors— Corporate Governance—Code of Business Ethics & Conduct.”   We  will post any amendments to the Code   of Conduct, or waivers of its provisions with respect to our directors or executive officers, to our corporate website under the heading “Investors—Corporate Governance”. A copy of the Code of Conduct is also available to stockholders upon request, addressed to the Corporate Secretary at 3000 Leadenhall Road, Mt. Laurel, New Jersey, 08054.

Code of Ethics for Chief Executive Officer and Senior Financial Officers

Our Board has also adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers (the “Financial Officers Code”) that is applicable to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Treasurer and Controller and other persons performing similar functions (the “Covered Officers”). The Financial Officers Code provides, among other things:

•      guidelines for our Covered Officers with respect to ethical handling of conflicts of interest, including procedures for handling any actual or apparent conflicts of interests;

•      a set of standards to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by us, including, for example, a specific prohibition from misrepresenting, omitting or causing others to misrepresent or omit material facts about us in our financial reporting and disclosure process;

•      a requirement to comply with all applicable laws, rules and regulations;

•      guidance promoting prompt internal communication of any violations, whether actual or probable, of the Financial Officers Code to the Chief Risk and Compliance Officer; and

•      disciplinary measures for violations of the Code of Conduct or failure to adhere to the Financial Officers Code.

The Financial Officers Code is available on our corporate website at www.phh.com under the heading “Investors—Corporate Governance—Code of Ethics for CEO and SFOs.” We will post any amendments to the Financial Officers Code, or waivers of its provisions for any of our executive officers, to our corporate website under the heading “Investors—Corporate Governance.” A copy of the Financial Officers Code is also available to stockholders upon request, addressed to the Corporate Secretary at 3000 Leadenhall Road, Mt. Laurel, New Jersey, 08054.

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Nomination Process and Qualifications for Director Nominees

The Board has established certain procedures and criteria for the selection of nominees for election to our Board. In accordance with such procedures and criteria as set forth in our Corporate Governance Guidelines, the Board seeks members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Pursuant to its charter, the Corporate Governance Committee is required to identify individuals qualified to become members of the Board, which shall be consistent with the Board’s criteria for selecting new directors. In identifying possible director candidates, the Corporate Governance Committee considers recommendations of professional search firms, stockholders, and members of management or the Board. In evaluating possible director candidates, the Corporate Governance Committee, consistent with the Board’s Corporate Governance Guidelines and its charter, considers criteria such as skills, experience, age, diversity, and availability to prepare, attend and participate in Board and Board committee meetings, as well as personal qualities of leadership, character, judgment, and reputation for integrity and adherence to the highest ethical standards, so as to enhance the Board’s ability to oversee in the interest of our stockholders our affairs and business, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or NYSE requirement. In considering diversity, the Corporate Governance Committee considers general principles of diversity in the broadest sense and seeks to recommend the nomination of directors who represent different qualities and attributes and a mix of professional and personal backgrounds, experiences and perspectives that will enhance the quality of the Board’s deliberations and oversight of our business.

The Corporate Governance Committee is also responsible for conducting a review of the credentials of individuals it wishes to recommend to the Board as a director nominee, recommending director nominees to the Board for submission for a stockholder vote at either an annual meeting of stockholders or at any special meeting of stockholders called for the purpose of electing directors, reviewing the suitability for continued service as a director of each Board member when his or her term expires and when he or she has a significant change in status, including but not limited to an employment change, and recommending whether such a director should be re nominated to the Board or continue as a director. The Corporate Governance Committee’s assessment of director nominees includes an examination of whether the individual is independent and whether the individual’s service as a director may give rise to a conflict of interest, as well as consideration of diversity, age, skills and experience in the context of the needs of the Board. Additionally, the Corporate Governance Committee conducts a vetting process that generally includes, among other things, personal interviews, discussions with professional references, background and credit checks, and resume verification. When formulating its director nominee recommendations, the Corporate Governance Committee also considers the advice and recommendations from others as it deems appropriate.

Our By Laws provide the procedure for stockholders to make director nominations either at any annual meeting of stockholders or at any special meeting of stockholders called for the purpose of electing directors. A stockholder who is both a stockholder of record on the date of notice as provided for in our By Laws and on the record date for the determination of stockholders entitled to vote at such meeting and gives timely notice can nominate persons for election to our Board either at an annual meeting of stockholders or at any special meeting of stockholders called for the purpose of electing directors. The notice must be delivered to or mailed and received by the Corporate Secretary at 3000 Leadenhall Road, Mt. Laurel, New Jersey, 08054:

•      in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 90th day prior to the date of such annual meeting and not later than the close of business on the later of the 60th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made; and

•      in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was sent or public announcement of the date of the special meeting was made, whichever first occurs.

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The stockholder’s notice to our Corporate Secretary must be in writing and include the information set forth in Section 1.10 of our By Laws. Such notice must be accompanied by a written consent to be named as a nominee and to serve as a director if elected, signed by each person whom the stockholder proposes to nominate for election as a director. No person shall be eligible for election as a director unless nominated in accordance with the procedures set forth in our By Laws. If the chairman of the meeting determines that a nomination was not made in accordance with the above described procedures, the chairman of the meeting shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded. No adjournment or postponement of a meeting of stockholders shall commence a new period for the giving of notice of a stockholder proposal under our By Laws.

Communication with Non-Management Directors

In accordance with our Corporate Governance Guidelines, all stockholder and interested party communications to any director, the non management directors as a group or the Board shall be forwarded to the attention of the Chair of the Corporate Governance Committee, c/o the Corporate Secretary, 3000 Leadenhall Road, Mt. Laurel, New Jersey, 08054. The Corporate Secretary shall review all such stockholder and interested party communications and discard those which (i) are not related to our business or governance of our Company, (ii) are commercial solicitations which are not relevant to the Board’s responsibilities and duties, (iii) pose a threat to health or safety or (iv) the Chair of the Corporate Governance Committee has otherwise instructed the Corporate Secretary not to forward. The Corporate Secretary will then forward all relevant stockholder and interested party communications to the Chair of the Corporate Governance Committee for review and dissemination.

2017 PROXY STATEMENT	21

PROPOSAL 1 — DIRECTOR ELECTION

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

Pursuant to its’ charter, the Audit Committee reviews and approves all transactions with related persons, including executive officers and directors, as described in Item 404(a) of Regulation S K. We review any relationships or transactions in which we and our directors or executive officers, or their immediate family members, are participants to determine whether these persons have  a direct or indirect material interest.  Our Code of Conduct and Financial Officers Code provide specific provisions regarding such relationships between our directors or executive officers and us. Our Code of Conduct requires that any relationship that appears to create a conflict of interest must be promptly disclosed to our General Counsel or the Chairman of the Corporate Governance Committee, who will refer the matter, if appropriate, to the Corporate Governance Committee for further review.

See “Corporate Governance—Code of Business Ethics & Conduct” and “Corporate Governance—Code of Ethics for Chief Executive Officer and Senior Financial Officers” above for more information.

TRANSACTIONS WITH BARCLAYS

Kevin Stein, who is a nominee to serve as a member of our Board for the term commencing at the Annual Meeting, was a managing director in the Financial Institutions Group at Barclays from 2011 to March 2016. We have certain relationships and engage in various transactions with Barclays Bank PLC and Barclays Capital Inc. (collectively, together with their respective affiliates, “Barclays”). During the year ending December 31, 2016, Barclays functioned, and continues to function, as one of our mortgage warehouse facility lenders and as a counterparty to mortgage securities forward trades related to  the hedging of interest rate lock commitments. These transactions were entered into in the ordinary course of business upon terms substantially the same as those prevailing at the time for comparable transactions. The fees paid by us to Barclays during the year ended December 31, 2016 aggregated approximately $2.1 million, or less than 0.03% of Barclays’ gross revenues for the year ended December 31, 2016. The Board has determined that if elected, Mr. Stein would be an independent director within the meaning of our categorical Independence Standards and the NYSE Listing Standards and has no material relationship with us or any of our subsidiaries, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.

TRANSACTIONS WITH BNY MELLON

Thomas P. Gibbons, who has served as one of our directors since July 1, 2011, is Vice Chairman and Chief Financial Officer of The Bank of New York Mellon Corporation, The Bank of New York Mellon, and BNY Mellon, N.A. (collectively, together with their respective affiliates, “BNY Mellon”). We have certain relationships and engage in various transactions with BNY Mellon, including financial services, commercial banking and other transactions. During the year ending December 31, 2016, BNY Mellon functioned, and continues to function, as the custodian for our loan files and as the indenture trustee in respect of certain of our outstanding debt obligations. These transactions were entered into in the ordinary course of business upon terms substantially the same as those prevailing at the time for comparable transactions. The fees paid by us to BNY Mellon during the year ended December 31, 2016, aggregated approximately $4.8 million, or less than 0.03% of BNY Mellon’s gross revenues for the year ended December 31, 2016. The Board has determined that Mr. Gibbons is an independent director within the meaning of our categorical Independence Standards and the NYSE Listing Standards and has no material relationship with us or any of our subsidiaries, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.

INDEMNIFICATION AGREEMENTS

We have entered into indemnification agreements with each of our directors and certain of our officers, including our President and Chief Executive Officer, Mr. Messina. Pursuant to such indemnification agreements, we have agreed to indemnify and advance expenses and costs incurred by each such director or officer in connection with any claims, suits or proceedings arising as a result of his or her service as a director or officer, to the maximum extent permitted by law, including third party claims and proceedings brought by or in right of us.

22	2017 PROXY STATEMENT

CONSUMER CREDIT LOANS IN THE ORDINARY COURSE OF BUSINESS

One or more of our mortgage lending subsidiaries has made, in the ordinary course of their respective consumer credit businesses, mortgage loans and/or home equity lines of credit to certain of our directors and executive officers or their immediate family members of types generally made available to the public by such mortgage lending subsidiaries. Such mortgage loans and/or home equity lines of credit were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with our other customers generally, and they did not involve more than the normal risk of collectability or present other unfavorable features. Generally, we sell these mortgage loans and/or home equity lines of credit, soon after origination, into the secondary market in the ordinary course of business.

2017 PROXY STATEMENT	23

PROPOSAL 1 — DIRECTOR ELECTION

DIRECTOR COMPENSATION

The HC&CC is responsible for the annual review of the PHH Corporation Equity Compensation Program for Non- Employee Directors (“Non-Employee Director Compensation Program” or “Program”), which is based on a number of variables, including market practice, workload and peer company benchmark data. Consistent with its charter, the HC&CC makes recommendations to the Board for its approval regarding the design of the Program and any changes to non-employee director compensation levels when appropriate. Our Non-Employee Director Compensation Program aligns our non-employee directors’ interests with those of our stockholders by compensating non-employee directors with a combination of cash and equity to focus them on sustainable, long-term stockholder value creation and to provide market competitive compensation for their Board service.

The Program, which was approved by the Board effective January 1, 2015, provides for equity grants pursuant to the stockholder-approved PHH Corporation 2014 Equity and Incentive Plan (“2014 EIP”) and includes an annual equity grant as of the date of the annual meeting of stockholders. The equity grant covers approximately 60% of each director’s applicable Board retainer, while the remainder of the retainer and all committee stipends are paid in cash. Non-employee directors may elect to receive the equity portion of their retainer in the form of common stock or restricted stock units (“Director RSUs”), the settlement of which can be deferred at the director’s election in order to provide flexibility in timing associated with taxable income.

The cash portion of director fees are paid, and the annual equity grant under the Program vests, in arrears in four equal installments. The first three installments vest on the last day of the first three full calendar quarters immediately following the grant date, except in the case of death, disability or a termination of service following a change in control, in which case vesting is accelerated.   The fourth installment vests on the day before     the annual meeting of stockholders in the calendar year following the grant. In each case, vesting is subject  to continuing Board service on the applicable vesting date. The annual grant of equity compensation to non-employee directors for the term running from the 2016 annual meeting of stockholders to the Annual Meeting (the “2016-2017 Term”) was made on June 9, 2016 (which was the date of the 2016 annual meeting  of stockholders). There were no changes to the design of the Program, the Board retainer amounts, or the Committee member stipends in 2016 as compared to 2015.

During 2016, the final two installments of the annual grant of non-employee directors’ equity compensation for the term running from the 2015 annual meeting of stockholders to the 2016 annual meeting of stockholders (the “2015-2016 Term”) vested on March 31, 2016 and June 8, 2016 and the first two installments of the annual grant of non-employee directors’ equity compensation for the 2016-2017 Term vested on September 30, 2016 and December 31, 2016. As of those same dates, the cash portion of the non-employee director retainer fee and committee stipends were paid for service attributable to the applicable calendar quarter.

It is expected that as a result of the consolidation of the FCRMC and the Special Committee into the Audit Committee as detailed earlier in this Proxy Statement, together with reductions in the Board retainer and certain committee stipends approved by the Board in April, 2017, Board-related compensation expense for the term commencing at the Annual Meeting will be reduced as compared to the 2016-2017 Term.

We do not maintain a retirement plan for non-employee directors. The Company reimburses Board members for related business expenses, including costs of travel, food and lodging incurred in attending Board, committee and stockholder meetings and costs associated with director education opportunities.

24	2017 PROXY STATEMENT

PROPOSAL 1 — DIRECTOR ELECTION

COMPONENTS OF NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

The Program provides for annual compensation to be paid to non-employee directors through a combination of cash and equity, as described in the following table:

Compensation Element	Form of Payment	Role	Amount ($)
Board Retainer	Delivered approximately 60% in equity and the balance	Non-Employee Chairman of the Board	295,000(1)
	in cash	Non-Employee Director	220,000(2)
Committee Stipend	Delivered 100% in cash	Audit Committee Chair	25,000
		Audit Committee Member	15,000
		HC&CC Chair	25,000
		HC&CC Member	15,000
		Corporate Governance Committee Chair	10,000
		Corporate Governance Committee Member	8,000
		FCRMC Chair(3)	25,000
		FCRMC Member	15,000
		Special Committee Chair	25,000
		Special Committee Member	15,000

(1)    The non-executive chairman of the Board receives an annual retainer that is approximately $75,000 greater in the aggregate than the retainer paid to other non-employee directors. Accordingly, for the 2016-2017 Term, Chairman Egan was paid $113,977 in cash and was granted Director RSUs with an aggregate grant date fair value of $181,020.

(2)    For the 2016-2017 Term, the retainer for each director other than Chairman Egan consists of $85,000 paid in cash and Director RSUs with an aggregate grant date fair value of $134,986.

(3)    Prior to Mr. Parseghian’s retirement from the Board upon expiration of the 2015-2016 Term, the FCRMC was co-chaired by Mr. Parseghian and Ms. Carlin, each of whom received a $25,000 co-chair stipend for the 2015-2016 Term. From and after Mr. Parseghian’s retirement, Ms. Carlin served as the sole chair of the FCRMC.

2017 PROXY STATEMENT	25

PROPOSAL 1 — DIRECTOR ELECTION

DIRECTOR COMPENSATION TABLE

The following table sets forth the compensation paid to, or earned by, each of our non-employee directors during 2016.

	Committee Membership as	Fees Earned or Paid In Cash	Stock Awards(1)	All Other Compensation	Total
Name	of December 31, 2016	($)	($)	($)	($)
Jane D. Carlin	Audit; FCRMC (Chair); Special Committee (Chair)	149,745	134,986	-	284,731
James O. Egan Chairman of the Board	Audit; Corporate Governance; HC&CC	151,985	181,020	-	333,005
Thomas P. Gibbons	Audit; FCRMC	115,017	134,986	-	250,003
Allan Z. Loren(2),(3)	n/a	53,847	-	50,000	103,847
Gregory J. Parseghian (2)	n/a	62,510	-	-	62,510
Charles P. Pizzi	Corporate Governance (Chair); HC&CC	110,017	134,986	-	245,003
Deborah M. Reif (4)	FCRMC; HC&CC (Chair); Special Committee	139,731	134,986	-	274,717
Carroll R. Wetzel, Jr. (5)	Audit (Chair); Corporate Governance; HC&CC	129,501	134,986	-	264,487

(1)    The amounts shown in the Stock Awards column represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) for awards granted during our 2016 fiscal year, not the actual amounts paid to or realized by our independent directors during our 2016 fiscal year. As detailed below, the value reflected in this column includes the entire value of the annual grant attributable to Board service for the 2016-2017 Term. Pursuant to ASC 718, the grant date fair value is calculated using the closing market price of our common stock on the date of grant. See also Note 17, “Stock-Based Compensation” in the Notes to Consolidated Financial Statements included in the 2016 Annual Report for the assumptions used in calculating our equity based compensation expense.

(2)    Fees Earned and Stock Awards for Messrs. Loren and Parseghian reflect active service as a director from January 1, 2016 to immediately prior to the 2016 annual meeting of stockholders, as they did not seek re-election to the Board upon expiration of the 2015-2016 Term. During this time, the final two installments of the equity compensation granted to non-employee directors (including Messrs. Loren and Parseghian) in May 2015 for the 2015-2016 Term vested, but Messrs. Loren and Parseghian were not granted equity awards in fiscal year 2016. At the time of their resignations, Mr. Loren was a member of the Corporate Governance and Special Committees and Mr. Parseghian was a member of the Audit Committee and the co-chair of the FCRMC.

(3)    Mr. Loren received $50,000 for work performed in 2016 after the conclusion of his Board service pursuant to a consulting contract with the Company pursuant to which, among other services, Mr. Loren assisted in the Company’s review and analysis of strategic alternatives.

(4)    Ms. Reif was appointed to the Special Committee on April 14, 2016 and was not reappointed to the Corporate Governance Committee on June 9, 2016.

(5)    Mr. Wetzel was appointed to the Corporate Governance Committee on June 9, 2016.

26	2017 PROXY STATEMENT

PROPOSAL 1 — DIRECTOR ELECTION

DIRECTOR EQUITY GRANTS

The following table sets forth the grant date fair value computed in accordance with ASC 718 of each equity award granted to non-employee directors during 2016.

	GRANT DATE FAIR VALUE		Unvested Units as of
Name	June 9, 2016(1) ($)	Total ($)	December 31, 2016(2) (#)
Jane D. Carlin	134,986	134,986	4,744
James O. Egan	181,020	181,020	6,361
Thomas P. Gibbons	134,986	134,986	4,744
Allan Z. Loren(3)	-	-	-
Gregory J. Parseghian(3)	-	-	-
Charles P. Pizzi	134,986	134,986	4,744
Deborah M. Reif	134,986	134,986	4,744
Carroll R. Wetzel, Jr.	134,986	134,986	4,744

(1)    Equity award granted pursuant to the Program on June 9, 2016 that vests in four equal installments on September 30, 2016, December 31, 2016, March 31, 2017 and the Annual Meeting, subject to continuing Board service on the applicable vesting date, except in the case of death, disability or a termination of service following a change in control, in which case vesting is accelerated.

(2)    All non-employee directors who were granted equity awards in 2016 elected to have such awards delivered as Director RSUs with settlement deferred until termination of service from the Board.

(3)    Messrs. Loren and Parseghian did not seek re-election to the Board upon expiration of the 2015-2016 Term and, therefore, were not granted equity awards in 2016.

We have never provided stock option awards to our non-employee directors; therefore there were no option awards outstanding at December 31, 2016 for any of the above listed directors.

Non-Employee Director and Employee Share Ownership and Retention Policy

To further align the interests of non-employee directors with those of stockholders, non-employee directors are required to retain net shares of the Company’s common stock, which includes vested and unvested Director RSUs, equal to five times the cash portion of the Board retainer, consistent with the terms of the Non-Employee Director and Employee Share Ownership and Retention Policy, which became effective February 26, 2015. Pursuant to that policy, non-employee directors are permitted to sell accumulated equity so long as their share retention requirements are met and only when consistent with applicable securities laws and Company trading policies. As of January 3, 2017, all non-employee directors were in compliance with this ownership and retention policy. In addition, our Policy Prohibiting Pledging and/or Hedging of PHH Corporation Securities, which became effective January 24, 2013, prohibits our non-employee directors from pledging Company securities as collateral for a loan, holding Company securities in a margin account or engaging in any hedging transactions with respect to the Company’s securities.

2017 PROXY STATEMENT	27

PROPOSAL 2 — RATIFICATION OF AUDITORS

Proposal 2 — Ratification of Auditors Proposal

PROPOSAL SUMMARY AND RECOMMENDATION

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. The submission of this matter for approval by stockholders is not legally required; however, the Board believes that such submission provides stockholders an opportunity to provide feedback to the Board on an important issue of corporate governance. If stockholders do not approve the appointment of Deloitte & Touche LLP, the selection of such firm as our independent registered public accounting firm will be reconsidered. In the event that Deloitte & Touche LLP is unable to serve as independent registered public accounting firm for the fiscal year ending December 31, 2017, for any reason, the Audit Committee will appoint another independent registered public accounting firm. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions regarding the Company.

RECOMMENDATION: THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF AUDITORS PROPOSAL. UNLESS MARKED TO THE CONTRARY, VALID PROXIES RECEIVED BY US WILL BE VOTED “FOR” THE RATIFICATION OF AUDITORS PROPOSAL.

28	2017 PROXY STATEMENT

PROPOSAL 2 — RATIFICATION OF AUDITORS

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Our Audit Committee is responsible for pre approving all audit services and permitted non audit services, including the fees and terms thereof, to be performed for us and our subsidiaries by our independent registered public accounting firm, Deloitte & Touche LLP (the “Independent Auditor”). The Audit Committee has adopted a pre approval policy and implemented procedures that provide that all engagements of our Independent Auditor are reviewed and pre approved by the Audit Committee, except for such services that fall within the de minimis exception for non audit services described in Section 10A(i)(1)(B) of the Exchange Act that our Audit Committee approves prior to the completion of the audit. The pre approval policy also permits the delegation of pre approval authority to a member of the Audit Committee between meetings of the Audit Committee, and any such approvals are reviewed and ratified by the Audit Committee at its next scheduled meeting.

For the years ended December 31, 2016 and 2015, professional services were performed for us by our Independent Auditor pursuant to the oversight of our Audit Committee.

Set forth below are the fees billed to us by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates. All fees and services were approved in accordance with the Audit Committee’s pre approval policy.

	YEAR ENDED DECEMBER 31,

Fees by Type	2016	2015

	(in millions)
Audit fees	$2.8	$2.4
Audit-related fees	0.4	0.3
Tax fees	0.0	0.6
All other fees	0.0	0.0
TOTAL	$3.2	$3.3

Audit Fees. Audit fees primarily related to the annual audits of the Consolidated Financial Statements included in our Annual Reports on Form 10 K and our internal control over financial reporting, as required by Section 404 of the Sarbanes Oxley Act of 2002, the reviews of the Condensed Consolidated Financial Statements included in our Quarterly Reports on Form 10 Q and services provided in connection with regulatory and statutory filings. The increase in audit fees from 2015 was a result of our engagement of the Independent Auditor to perform certain subsidiary audits in 2016 that had been performed by another firm in prior years.

Audit Related Fees. Audit-related fees primarily relate to fees for (i) consultations as to the accounting or disclosure treatment of contemplated or executed transactions, which for 2016, included transactions contemplated and executed in connection with our evaluation of strategic alternatives and (ii) service auditor reports on internal controls.

Tax Fees. Tax fees related to tax compliance, tax advice and tax planning. The decrease in tax fees paid to the Independent Auditor from 2015 to 2016 was a result of our engagement of a third party to provide those services in 2016.

All Other Fees. The aggregate fees billed for all other services during the years ended December 31, 2016 and 2015 were not significant.

2017 PROXY STATEMENT	29

PROPOSAL 2 — RATIFICATION OF AUDITORS

AUDIT COMMITTEE REPORT

The Audit Committee is a standing committee of the Board of Directors of the Company that is comprised solely of non employee directors who have been affirmatively determined to be “independent” within the meaning of the NYSE Listing Standards and the Company’s Independence Standards. The Audit Committee operates pursuant to a written charter that is available at www.phh.com under the heading “Investors—Corporate Governance” and is also available to stockholders upon request, addressed to the Corporate Secretary at 3000 Leadenhall Road, Mt. Laurel, New Jersey, 08054. See “Committees of the Board—Audit Committee” above for additional information regarding the role and responsibilities of the Audit Committee.

The Company’s management is responsible for the preparation of the Company’s consolidated financial statements. In connection with the preparation of the Company’s consolidated financial statements for the year ended December 31, 2016, the Audit Committee:

•      Reviewed and discussed the Company’s audited consolidated financial statements with management;

•      Discussed with the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”); and

•      Received the written disclosures and the letter from Deloitte & Touche LLP required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP their independence.

Based upon these reviews and discussions, on February 28, 2017 the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10 K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

Date: April 27, 2017

Audit Committee of the Board of Directors

Carroll R. Wetzel, Jr. (Chair) Jane D. Carlin
James O. Egan Thomas P. Gibbons

30	2017 PROXY STATEMENT

PROPOSAL 3 — SAY ON PAY VOTE

Proposal 3 — Say on Pay Vote

PROPOSAL SUMMARY AND RECOMMENDATION

In accordance with Section 14A of the Exchange Act and rules promulgated by the SEC, we are requesting the approval of the following advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. is hereby APPROVED.”

Although the foregoing resolution is only advisory in nature and is not binding on the Board or the Company, we intend to review the voting results with the Board and the HC&CC so that such voting results may be taken into consideration in connection with future executive compensation decisions.

RECOMMENDATION: THE BOARD RECOMMENDS A VOTE “FOR’’ THE SAY ON PAY VOTE. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY US WILL BE VOTED “FOR’’ THE SAY ON PAY VOTE.

2017 PROXY STATEMENT	31

PROPOSAL 4 — SAY ON FREQUENCY VOTE

Proposal 4 — Say on Frequency Vote

PROPOSAL SUMMARY AND RECOMMENDATION

In accordance with Section 14A of the Exchange Act and rules promulgated by the SEC, we are requesting an advisory vote as to whether future Say on Frequency advisory votes on executive compensation should occur every year, every two years or every three years. Stockholders will be able to specify one of four choices for this proposal on their proxy card: one year; two years; three years; or abstain.

Although the Say on Frequency Vote is only advisory in nature and is not binding on the Board or the Company, we intend to review the voting results with the Board and the HC&CC so that such voting results may be taken into consideration in determining the frequency with which we will hold future Say on Frequency Vote advisory votes on executive compensation.

RECOMMENDATION: THE BOARD RECOMMENDS A VOTE “FOR’’ AN “ANNUAL” SAY ON FREQUENCY VOTE. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY US WILL BE VOTED “FOR’’ AN “ANNUAL” SAY ON FREQUENCY VOTE.

32	2017 PROXY STATEMENT

PROPOSALS 3/4 — SAY ON PAY/FREQUENCY VOTES

COMPENSATION COMMITTEE REPORT

The Human Capital and Compensation Committee reviewed and discussed the Compensation Discussion and Analysis set forth below with management and, based on such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis set forth below be included in the Company’s Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2016.

Date: April 27, 2017

Human Capital and Compensation Committee of the Board of Directors

Deborah M. Reif (Chair) James O. Egan
Charles P. Pizzi Carroll R. Wetzel, Jr.

2017 PROXY STATEMENT	33

PROPOSALS 3/4 — SAY ON PAY/FREQUENCY VOTES

LETTER FROM BOARD AND COMPENSATION COMMITTEE CHAIRS

Dear Fellow Shareholders:

In light of the unique human capital challenges confronting PHH in 2016 and in response to your feedback, we would like to share with you the context within which we developed our 2016 compensation programs and some of our actions in 2017.

2016 was a transformative year for PHH. We have taken actions to monetize most of the balance sheet, exited certain businesses resolved certain, and made substantial progress toward resolving other, legacy regulatory matters. In addition, the regulatory environment for mortgage companies continued to intensify. This had a large impact on the cost structures within our businesses across the board but, in particular, in our Private Label Solutions business, where we are held to bank level regulatory compliance standards. Our operations are required to be fully compliant with our client and numerous regulatory demands, and responsive to thousands of regulatory examination and information requests.

Due to these industry and regulatory dynamics, as well as shareholder feedback, in March 2016 we commenced a comprehensive review of all strategic options available to maximize shareholder value. The comprehensive nature of this process is discussed in the preliminary proxy statement filed on April 21, 2017.

In order to preserve and maximize shareholder value during 2016, the Human Capital and Compensation Committee (“HC&CC”) focused on value generation and management and key employee stability. Specifically, the HC&CC, through the short and long term pay programs put in place in 2016 focused the leadership team on:

•            completion of the strategic review process and evaluations of outcomes as well as development of execution plans; and

•            maintenance of the quality and efficacy of the Company’s compliance management programs and business lines; and

•            financial objectives contained in the 2016 Business Plan.

Moreover, because the exploration and consideration of strategic options created meaningful uncertainty in the business with potentially adverse consequences to our leadership team, including the possible elimination of their own positions, our compensation framework for 2016 was also designed to retain the NEOs and other members of the leadership team, whose experience and skills would be essential to completing and executing against the strategic evaluation and resulting actions. It is within this context that we developed our 2016 executive compensation program and within which we made our decisions.

With regard to the 2016 MIP, we maintained the prior year MIP target opportunities, and allocated 75% of the award to strategic evaluation and maintenance of the business (i.e. Adjusted Contribution Margin and Adjusted Shared Service Cost) and 25% to individual contributions.

As pertains to the 2016 LTIP, we first reviewed the current “handcuffs” in place for each of the Named Executive Officers. Given our evaluation of the current handcuff levels, we then provided all NEO’s with time based RSUs for incremental retention as well as upside opportunity tied to stock price movement. In order to provide additional incentive and upside potential for certain NEOs, we structured a PRSU award that is directly aligned with shareholder value creation with a TSR metric, with rewards increasing as TSR increases.

For 2017 consistent with the ongoing transformation taking place, in lieu of our typical LTIP, the NEO’s received cash-based awards. These awards are ONLY earned if targeted levels of cash are available for distribution to shareholders and are achieved by the end of December 31, 2017.

One of our major priorities in 2017 is cost reduction. In addition to the many programs undertaken by management to lower PHH’s overall cost structure, the HC&CC took action to lower the leadership compensation costs on a go forward basis. We commenced the execution of a management transition and have a succession plan with individual by individual exit dates for the remainder of 2017. Additionally, we are transitioning the Board to a lower cost structure and will be consolidating two of the current committees into the Audit Committee. In the future when we become a smaller company, we will revisit board size and overall director compensation.

34	2017 PROXY STATEMENT

PROPOSALS 3/4 — SAY ON PAY/FREQUENCY VOTES

We believe the compensation framework we developed accomplished the desired result. We retained 100% of the executive leadership team and delivered a plan to monetize assets and return capital to shareholders. We continue to maintain the value of our operations by meeting our regulatory and compliance requirements and began the transition to a lower cost structure.

We invite you to read the following Compensation Discussion and Analysis for further details on our decisions on compensation during this transition and we look forward to further shareholder engagement.

Sincerely,

Deborah M Reif

Chair, Human Capital and Compensation Committee

James O. Egan

Chairman of the Board

2017 PROXY STATEMENT	35

PROPOSALS 3/4 — SAY ON PAY/FREQUENCY VOTES

EXECUTIVE OFFICERS

Executive officers as of April 28, 2017, and ages of such officers at December 31, 2016, were as follows:

Glen A. Messina Age 55 President and Chief Executive Officer, since January 2012	For Mr. Messina’s biographical information, see “Proposal 1— Director Election Proposal—Board of Directors”.

Robert B. Crowl Age 53 Executive Vice President and Chief Operating Officer, since March 2017

For Mr. Crowl’s biographical information, see “Proposal 1—Director Election Proposal—Board of Directors”. Mr. Crowl served as the Executive Vice President and Chief Financial Officer of the Company from May 3, 2012 until March 29, 2017, at which time he was appointed Executive Vice President and Chief Operating Officer. Mr. Crowl will assume the role of President and Chief Executive Officer of the Company at the Annual Meeting.

Michael R. Bogansky Age 39 Senior Vice President, Chief Financial Officer, since March 2017

Mr. Bogansky served as the Senior Vice President and Controller of the Company since April 4, 2014. Mr. Bogansky joined the Company’s subsidiary, PHH Mortgage Corporation, in 2003 as Manager, Financial Reporting and has held roles of increasing responsibility in the accounting and finance functions of the Company and its subsidiaries, including serving as Vice President, Financial Reporting of PHH Mortgage from 2009 to 2010, as the Company’s Vice President and Assistant Controller from 2010 to 2012 and as the Company’s Vice President and Controller from to 2012 until 2014.  Prior to joining the Company in 2003, Mr. Bogansky served as a Senior Auditor with Deloitte & Touche LLP, which currently serves as the Company’s independent registered public accounting firm.

William F. Brown Age 59 Senior Vice President, General Counsel and Secretary, since February 2005

In November 1985, Mr. Brown joined PHH’s former fleet management services company and has held numerous positions at PHH companies at varying levels since that time. In 1997, Mr. Brown became Vice President and General Counsel of PHH’s mortgage company and served as Senior Vice President and General Counsel of PHH Mortgage Corporation from June 1999 to February 2011.

Leith W. Kaplan Age 47 Senior Vice President, Chief Risk and Compliance Officer, since July 2014

From July 2011 through June 2014, Mr. Kaplan served as our Chief Ethics and Compliance Officer. Prior to that, from February 2005 through August 2011, he served as Vice President, Legal at PHH Corporation. Prior to joining PHH, Mr. Kaplan served as Vice President and General Counsel of Aluminum Shapes LLC, a privately held group of manufacturing and distribution company, from January 1999 until February 2005. From September 1994 until December 1998, Mr. Kaplan practiced law at the firm of Blank Rome LLP.

Kathryn M. Ruggieri Age 63 Senior Vice President, Chief Human Resources Officer, since January 2013

From June 2010 through December 2012, Ms. Ruggieri served as our Vice President of Talent Management and Organization Effectiveness. Prior to joining PHH, Ms. Ruggieri served as Vice President of Talent Management and Organizational Development at Drexel University from September 2006 through July 2009. From July 2005 through August 2006, Ms. Ruggieri served as Director of Organizational Development at MedQuist. Earlier in her career, Ms. Ruggieri served as Vice President of Executive Development and Diversity for Unisys Corporation.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis (“CD&A”) section, we provide an overview of our performance and the business environment during 2016, followed by a description of the components of our executive compensation program for our Named Executive Officers, or “NEOs,” whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this Proxy Statement. An overview of our executive compensation philosophy and our executive compensation program is included, as well as an explanation of how and why the HC&CC arrived at specific compensation policies and its decisions involving the NEOs. This CD&A also describes certain executive transitions and changes to the long-term incentive component of our compensation program that were announced on March 30, 2017 and that will occur during 2017.

Named Executive Officers

•            Glen A. Messina, President and Chief Executive Officer, PHH Corporation and PHH Mortgage

•            Robert B. Crowl, Executive Vice President and Chief Financial Officer, PHH Corporation

•            William F. Brown, Senior Vice President, General Counsel and Secretary, PHH Corporation

•            Leith W. Kaplan, Senior Vice President and Chief Risk and Compliance Officer, PHH Corporation

•            Kathryn M. Ruggieri, Senior Vice President and Chief Human Resources Officer, PHH Corporation

2016 Business Environment

Over the past several years, our operating environment has become increasingly challenging due to significantly enhanced regulation and oversight from the clients of our private label solutions (“PLS”) business, our clients’ regulators, and regulators of our business unique to the PLS business model. As a result, examination and information requests increased from approximately 2,200 per year in 2014 to approximately 6,700 per year  in 2016, with limited prospects for moderation in client and regulatory oversight, increased client demand for customization, and a shrinking market as clients in-sourced originations to gain greater control and to satisfy their own regulatory and oversight requirements.

In March 2016, we announced that we were undertaking a comprehensive review of all strategic options, including capital deployment alternatives, to maximize value for stockholders. The decision to engage in this strategic review process was driven by numerous factors, including the regulatory dynamics and client oversight, customization and in-sourcing trends discussed above and the impact of these factors on our profitability.

In light of our public announcement of our strategic review process, management and the Board took appropriate action to mitigate the likely risk of key employee attrition that existed during this time of uncertainty. This included implementing short and long term incentive compensation programs that were designed to retain the key talent necessary to enable the Company to continue to successfully execute against the business plan, complete the strategic evaluation and meet operational, regulatory and ongoing contractual requirements of the business, all while supporting the ultimate goal of maximizing value to stockholders.

Over the course of our review process, we, with the assistance of our Board and independent advisors, solicited initial indications of interest in our business from over 50 potentially interested parties. We, along with our Board and advisors, evaluated the interest in our business, narrowed the field to a competitive level, facilitated due diligence, and conducted several rounds of bids with the interested counterparties. As a result of this process we have entered into transactions which, if completed in their entirety, will monetize a material portion of our balance sheet.  These include:

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(i)             two separate agreements to sell substantially all of our mortgage servicing rights (“MSRs”) and related servicing advances;

(ii)          a three year subservicing arrangement with New Residential to subservice the MSR portfolio sold to them, which as of December 31, 2016 consisted of approximately 467,000 mortgage loans; and

(iii)       a complex transaction with Guaranteed Rate Affinity which includes the sale of certain assets of our PHH Home Loans joint venture with Realogy followed by the monetization of the net investment in that entity.

We did not receive an actionable proposal to acquire the entire Company or our PLS originations platform, nor did we receive an actionable proposal for our subservicing platform that reflected the future value of its expected cash flows.

The Board and Company management determined that, at the time of completion of the strategic review process, a complete dissolution of the business was not the best outcome for stockholders.  This is because  of its higher costs, adverse tax consequences, potentially prolonged timing for capital distributions, and unquantifiable risks. We are, however, exiting those business platforms that were deemed unattractive. We have exited the correspondent lending business, and are exiting the PLS origination business. We have entered into a transaction with LenderLive whereby we transferred to them certain operating assets, personnel, and responsibilities associated with PLS mortgage origination fulfillment functions. We believe this will help mitigate certain operating risks associated with the wind down of the PLS originations business, including by alleviating the risk of employee attrition that could adversely impact our ability to satisfy the service level agreements and other PLS contractual requirements.

Once we have the appropriate level of certainty with respect to the amount and timing of sources and uses   of cash from our strategic actions, we intend to commence returning to stockholders substantially all of our excess cash. We also intend to transition to a business model comprised of subservicing and portfolio retention services. We expect this will enable us to maximize near term capital distributions, preserve the value of our tax assets and create incremental value through potential future earnings and by maintaining flexibility to consider future strategic actions.

For a full discussion and overview of PHH’s business during 2016 and the anticipated transactions please refer to our 2016 Annual Report and the preliminary proxy statement filed on April 21, 2017.

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2016 Executive Compensation Summary

As discussed in “2016 Business Environment” above, a large portion of management’s time and resources in 2016 were devoted to the Company’s strategic review process. The Board considered stockholder sentiment regarding the critical importance of conducting a thorough and comprehensive strategic review process that explored all options to maximize stockholder value. The HC&CC viewed the retention of key talent during this time of uncertainty as essential to ensuring an effective strategic review process, and this was a significant factor underlying the HC&CC’s decision making in 2016, which is summarized below.

Management Incentive Plan Design. The HC&CC considered the difficulty of maintaining and operating the business while simultaneously engaging in the Company’s evaluation of strategic alternatives, and the resulting criticality of retaining executive leadership during that process. Thus, when approving the Management Incentive Plan (the “MIP”) relating to 2016, the HC&CC decided to maintain the prior year’s target MIP opportunities for all NEOs except Mr. Kaplan (whose 2016 MIP target level was increased from 60% to 80% of his base salary to recognize strong performance and expanded responsibilities). In March 2016, after consideration of a number of variables, including the Company’s 2016 business plan, market data, proxy advisor and stockholder feedback and the Company’s evaluation of strategic alternatives announced on March 9, 2016, the HC&CC approved 2016 MIP performance goals based upon tangible book value per basic share, satisfactory completion of the Company’s strategic review process and adjusted direct contribution margin and adjusted shared services costs as compared to the 2016 business plan.

Long-Term Incentive Plan Design. In May 2016, the HC&CC designed and approved the Long Term Incentive Plan (the “LTIP”) for 2016 in a manner consistent with the Company’s strategic plan and business objectives, and while considering the need to retain executive leadership to execute those plans and objectives. All of  the long-term incentives granted to our NEOs in 2016 were in the form of equity-based awards, resulting in 62% of their compensation being tied to movement in the Company’s stock price, thus aligning our NEOs with stockholder interests. All NEOs were granted time-vested Restricted Stock Units (“RSUs”) that, subject to the exceptions and details described later in this CD&A, fully vest on the third anniversary of the grant date.

In addition, given the importance of completing the strategic review process and determining a path forward designed to create stockholder value, and in light of the critical roles our CEO, CFO and chief legal officer played in such process, the HC&CC determined that these three NEOs should have  a considerable portion   of their long-term incentive award connected to the Company’s total shareholder return (“TSR”), and thus included Performance Restricted Stock Units (“PRSUs”) in their 2016 LTIP awards that are linked to TSR. As a result, the grant date fair market values (as reported in the Summary Compensation Table below) of the LTIP awards granted to the NEOs in 2016 were greater than those granted to the NEOs in 2015 in order to incentivize NEOs to satisfy certain performance objectives during the course of, and after, the strategic review process. For example, Mr. Messina’s 2016 LTIP award represented a grant date fair market value increase of $2.94 million compared to his 2015 LTIP award; however subject to the full terms of the award, 84% of the increase is subject to reduction based upon the extent to which the Company does not deliver a 22.89% TSR (and to total forfeiture if the Company does not deliver positive TSR) over its May 19, 2016 starting point.

2016 Performance Determination. In March 2017, the HC&CC reviewed our NEO’s 2016 performance against the performance goals to which the 2016 MIP awards were subject. After careful consideration of both Company performance against the 2016 MIP performance goals and individual NEO accomplishments against their respective pre-established objectives, for reasons detailed below, the HC&CC determined that performance warranted 2016 MIP awards for our NEOs at above target levels. In particular, our NEOs received in the aggregate 107% of their target MIP payment for 2016, which as detailed later in this CD&A, included funding attributable to each NEO’s individual performance objectives in addition to the objectives based upon Company performance.

2017 Incentive Compensation Tied to Available Excess Cash. Also in March 2017, consistent with the Company’s publicly-announced intent to distribute excess cash to stockholders and its pay-for-performance compensation philosophy, the Board approved a new 2017-2018 cash performance incentive award program (the “2017-2018 CPIA”) in lieu of a 2017 grant under the current equity-based long-term incentive program. In deviating from the long-term equity incentive award program, the 2017-2018 CPIA instead provides NEOs with a cash-based award payable based upon the extent to which certain levels of excess cash are available for distribution to the Company’s stockholders by December 31, 2017.

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Executive Transitions in 2017

In anticipation of the Company’s transition to a business focused on subservicing and portfolio retention services, the Board and Company management have continuously evaluated ways to reduce costs.  In light  of the Company’s cost-reduction initiatives, the Board and senior management adopted a succession plan for senior management, and in March 2017 the Company announced several resulting leadership changes.

On March 30, 2017, the Company announced that Mr. Messina will continue to serve as the Company’s President and Chief Executive Officer until the Annual Meeting, at which time he will step down from such positions. In anticipation of his termination of employment, Mr. Messina entered into a separation letter that describes the benefits to which he will be entitled in connection with his departure, which include, subject to his execution of a general release agreement, termination without cause benefits under our Tier I Severance Plan (amended and restated effective May 19, 2016, the “Tier I Plan”), and full vesting of his outstanding equity awards, subject to all applicable performance and settlement provisions. Mr. Messina will remain subject to his twenty-four (24) month restrictive covenant agreement, which contains non-compete and non-solicit provisions.

In connection with the anticipated departure of Mr. Messina, on March 29, 2017, Mr. Crowl was appointed Chief Operating Officer, reporting to Mr. Messina. At the Annual Meeting, Mr. Crowl will stand for election to become a member of the Board and will succeed Mr. Messina in the role of President and Chief Executive Officer. In connection with his appointment to COO and future assumption of the role of President and CEO, effective March 30, 2017, Mr. Crowl and the Company entered into an employment agreement that will remain in effect, unless terminated sooner by either party, through March 31, 2018, after which the term may be extended by mutual agreement. Under his employment agreement, Mr. Crowl will receive an annual base salary of $575,000. Mr. Crowl will remain eligible to participate in the Company’s annual management incentive plan, with a 2017 target award of 125% of his annual base salary earned in 2017, and will be eligible to receive the 2017-2018 CPIA with a target award of 130% of his annual base salary.

Under his employment agreement, Mr. Crowl is entitled to receive certain benefits upon termination of employment by the Company without cause or resignation by Mr. Crowl for good reason, in each case, subject to his execution of a general release agreement. These benefits include termination without cause benefits under the Tier I Plan. If Mr. Crowl is not elected to the Board at the Annual Meeting, he will continue to act as the Company’s Interim CEO until the earlier of December 31, 2017 or the appointment of a new CEO, and any termination of employment in connection therewith will be treated as a termination without cause. Mr. Crowl’s employment agreement also includes confidentiality provisions and non-competition and non-solicitation restrictive covenants that apply for twelve (12) months following any termination of employment.

On March 30, 2017, the Company also announced that Ms. Ruggieri will continue to serve as the Company’s Chief Human Resources Officer until June 30, 2017 at which time she will step down from such position. In anticipation of her termination of employment, Ms. Ruggieri entered into a separation letter that describes the benefits to which she will be entitled in connection with her departure, which include, subject to her execution of a general release agreement, termination without cause benefits under the under the Tier I Plan, and full vesting of her outstanding equity awards, subject to all applicable performance and settlement provisions. Ms. Ruggieri continues to be subject to her twelve (12) month restrictive covenant agreement, which contains non- compete and non-solicit provisions.

On March 30, 2017, the Company also announced that Messrs. Kaplan and Brown will continue to serve as the Company’s SVP and Chief Risk and Compliance Officer and SVP, General Counsel and Secretary, respectively, until the end of the year, at which time they will step down from such positions. In anticipation of their terminations of employment, they have each entered into a separation letter that describes the benefits to which each will be entitled in connection with his departure, which include, subject to execution of a general release agreement, termination without cause benefits under the Tier I Plan. Each of Messrs. Kaplan and Brown also continues to be subject to a twelve (12) month restrictive covenant agreement, which contains non- compete and non-solicit provisions.

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Compensation Philosophy and Structure

Our total rewards philosophy is to pay for performance, and is intended to align our compensation opportunities with sustainable long-term stockholder value creation. We structure our compensation to deliver on our philosophy, as follows:

•      PAY FOR PERFORMANCE: A significant portion of our NEOs’ total direct compensation opportunity is in the form of variable pay linked to performance in the form of both annual MIP and LTIP awards.

•      PERSPECTIVES OF KEY EXTERNAL STAKEHOLDERS: The HC&CC considers a number of perspectives to ensure our NEO compensation program continues to be market competitive, tax efficient and generally consistent with best practices, while remaining aligned with stockholder interests. For example, the HC&CC carefully considers the opinions provided by ISS and Glass Lewis in response to our Advisory “Say on Pay” recommendation, which last year garnered an approval rate of 70% of the votes cast. In addition, our senior management met with stockholders throughout the year, as did certain members of our Board from time to time, creating an opportunity for stockholders to express their views regarding the Company. The HC&CC believes that it is sound governance practice to consider the information gleaned from this engagement with stockholders and the input of stockholder advisory groups when formulating the design of our programs disclosed in this Proxy Statement.

•      VARIABLE PAY: We take a rigorous approach to setting and reviewing performance objectives and related compensation to ensure we are operating within our risk framework, and that appropriate controls are in place to monitor and assess performance. At the beginning of the year, the HC&CC reviews the proposed performance objectives for the CEO and our NEOs to ensure they are appropriate and align with short- and long-term objectives, including those contained in the Board -approved business plan. After the end of the year, the HC&CC assesses the performance of the CEO, other NEOs and the Company against the pre-established performance objectives to determine each NEO’s final performance achievement.

•      ALIGNMENT OF LONG-TERM INCENTIVE COMPENSATION TO STOCK PRICE PERFORMANCE AND TOTAL SHAREHOLDER RETURN (TSR): As discussed in “2016 Executive Compensation Summary” above, 62% of the compensation provided to our NEOs in 2016 is dependent on the Company’s stock price. Moreover, in light of the critical roles our CEO, CFO and chief legal officer played in the strategic review process, in 2016 we linked half of the underlying restricted stock units awarded to those three NEOs to TSR, requiring a return of 22.89% over the three-year measurement period to realize the target number of restricted equity units.

•      SHARE OWNERSHIP AND RETENTION POLICY: To further align the interests of our NEOs with those of our stockholders, our NEOs are required to retain net shares of five times base salary for our CEO, four times base salary for our CFO, and three times base salary for the other NEOs, consistent with the terms of the Non-Employee Director and Employee Share Ownership and Retention Policy, which became effective February 26, 2015. As of January 3, 2017, all NEOs were in compliance with this policy with the exception of Ms. Ruggieri, who retained net shares with a value equal to 87% of her targeted amount, as the net shares resulting from equity awards granted to her did not equal the minimum retention requirements. Accordingly, Ms. Ruggieri may not dispose of shares until her share ownership requirement is met (except for limited circumstances) and is required to retain 100% of the net shares received in connection with her equity grant in accordance with the Company’s ownership and retention policy.

•      CLAWBACK FEATURES: All of our LTIP awards granted to NEOs in 2016 contain provisions permitting the Company to recoup payments under the award if the NEO violates any non-compete, non-solicit or other restrictive covenant agreement or, within three years of the grant date of the award, is terminated for cause, engages in conducted that causes material financial or reputational harm to the Company, provides materially inaccurate information related to publicly reported financial statements, improperly or with gross negligence fails to assess or report relevant material risks or violates the Company’s Code of Business Ethics & Conduct.

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•      PEER BENCHMARKING: In addition to benchmarking NEO salary, we also benchmark the portion of NEO pay that is at-risk compared to others in our peer group. As shown in the chart below, the target mix of pay for our NEOs in 2016 demonstrates the Company’s compensation programs are designed to emphasize variable compensation to a greater degree than those of our peer group generally, and more specifically, over the long-term.

•      MARKET COMPETITIVE PRACTICES: The HC&CC used the following group of 18 publicly traded companies as the peer group, which remained unchanged from the prior year, to inform decisions relating to 2016 compensation:

• Berkshire Hills Bancorp Inc.	• Nationstar Mortgage Holdings Inc.
• Brookline Bancorp, Inc.	• New York Community Bancorp Inc.
• Corelogic, Inc.	• Northwest Bancshares, Inc.
• Fidelity National Information Services, Inc.	• Ocwen Financial Corp.
• Genpact Ltd.	• Pennymac Financial Services
• Homestreet, Inc.	• Provident Financial Services, Inc.
• Impac Mortgage Holdings Inc.	• Radian Group Inc.
• Ladder Capital Corp	• Walter Investment Management Corp.
• MGIC Investment Corp.	• WSFS Financial Corp.

Compared to our peer group, as of December 31, 2016 the Company ranked in the 48th percentile for revenue, the 22nd percentile for market capitalization and the 65th percentile for number of employees.

In addition to peer group benchmarking data, the HC&CC examines market compensation data from independent compensation surveys, including Towers Watson, Mercer and McLagan, to ensure that compensation decisions are based on information that includes larger banking and financial institutions representative of the type of companies with which we compete for key talent. In particular, the HC&CC evaluates base salary, short- and long-term incentives and actual and target total compensation levels against survey data. This evaluation included the median and percentile ranges for each compensation component and for all compensation in the aggregate.

The HC&CC further reviews the realizable value of outstanding equity grants to analyze the pay for performance compensation opportunity to market data ranges. In doing so, the HC&CC determined that the total compensation opportunity for NEOs for 2016, including realizable value, was appropriate given the strong emphasis on performance-based compensation.

•      ANNUAL REVIEW OF COMPENSATION COMPONENTS: The HC&CC annually examines each component of pay to ensure it remains relevant and appropriate.

•                   2016 Base Salary. Base salary is the principal fixed component of the total direct compensation of our NEOs, and is determined by considering the relative importance of the position, the competitive marketplace, and the individual’s performance and overall contributions. Generally, the HC&CC uses peer group compensation to inform NEO base salary determinations, but ultimately focuses on the individual NEO performance and criticality of the role when establishing base salary.  The HC&CC made only one adjustment to NEO salaries in 2016, a

$25,000 increase to the salary of Mr. Kaplan, our Chief Risk and Compliance Officer. This was the first adjustment to any NEO salary in two years.

•                   2016 Annual MIP Opportunity and Award. The MIP opportunity, including the target and maximum payout levels, is reviewed and approved annually by the HC&CC and includes an assessment of the scope and impact of each NEO’s position. The NEO’s total cash opportunity against the market median total cash position of the peer group and other relevant market data is also used to inform the MIP opportunity. With the exception of an adjustment to the MIP target for Mr. Kaplan in 2016, the HC&CC has not changed target opportunities for any of the NEOs since March 2015.

The opportunity of certain NEOs to earn a MIP award is conditioned upon, among other things, PHH meeting an Internal Revenue Code Section 162(m)-covered performance goal of an enumerated minimum tangible book value per basic share on December 31, 2016, as described in more detail below. The HC&CC also reviewed the performance of the Company during 2016 against pre-established financial and strategic objectives set by the HC&CC, as described in more detail below. The HC&CC may apply negative discretion, if appropriate, to reduce the individual awards from levels otherwise funded based on Company performance. The NEOs’ 2016 MIP awards were determined in March 2017, upon certification of the MIP performance goals in accordance with Section 162(m).

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•                   2016 LTIP Awards. In determining each NEO’s LTIP opportunity, the HC&CC examines numerous variables including retention concerns, business needs, and the NEO’s performance during the prior year, as well as the total direct compensation position compared to the total direct compensation opportunity in the market peer group at the time of grant. The LTIP awards provided to our NEOs in 2016 were delivered either as a combination of PRSUs and RSUs or entirely as RSUs. The decision on the form of awards was determined by the HC&CC’s assessment of the NEO’s principal accountability for driving TSR. The HC&CC granted the NEOs’ LTIP awards on May 22, 2016.

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Key Governance Considerations in our Executive Compensation Programs

WHAT WE DO

Pay for performance

Most of our NEOs’ pay is at-risk and not guaranteed. We set clear and transparent financial and strategic goals within our short- and long-term incentive awards which include performance-based vesting conditions.

Discourage excessive risk taking

We operate within our risk management framework and include a balanced program design, multiple performance measures, clawback and retention requirements. We also conduct an annual risk assessment of our NEO compensation plans to ensure they do not promote excessive risk-taking.

Retain an independent compensation consultant The HC&CC retained the services of Frederic W. Cook & Co., Inc. (“FW Cook”), which does not provide any other services to PHH and reports directly to the Chair of the HC&CC. The HC&CC also relied on the services of Bryan Cave LLP and Latham & Watkins LLP to provide legal advice and counsel on select issues relating to equity incentive programs.

Caps on annual incentives and long-term awards Our practice under the MIP provides for a maximum payout opportunity at 150% of the target incentive, absent exceptional and unusual circumstances, and our current equity and incentive plan limits maximum shares allowable to any individual at 2,500,000 shares during any 36 -month period.

Share ownership and retention policy

NEOs who receive equity awards are prohibited from disposing of them other than to meet related tax obligations until they reach the ownership requirements of five times base salary for the CEO, four times base salary for the CFO, and three times base salary for other NEOs.

Limit the dilutive impact of equity based compensation to our NEOs

Burn rate for equity granted to NEOs in 2016 amounted to approximately 1.4% of basic shares outstanding as of December 31, 2016.

Annual Say on Pay vote

We have chosen to conduct the “Say on Pay” vote every year, as opposed to every three years.

WHAT WE DON’T DO

No tax gross-ups

It is our policy to not provide tax gross-ups, including tax gross-ups related to excess parachute payments as defined under section 280G of the Internal Revenue Code.

No option back-dating, re-pricing or reloading We do not permit back-dating, re-pricing of stock options, or reloading of stock options. No stock options are granted with exercise prices that are below the closing price of PHH stock on the date of grant.

No hedging or pledging

We prohibit hedging and/or pledging shares of our stock as collateral for loans or for other reasons by our directors and executive officers.

No enhanced retirement benefits

We do not use enhanced retirement formulas or include long-term incentives in pension calculations, nor do we have supplemental executive retirement plans.

No “single-trigger” LTIP awards

We do not issue LTIP awards to NEOs that automatically vest upon the occurrence of a change in control. Rather, our LTIP awards include double-trigger provisions such that an NEO will only receive accelerated payouts if terminated without cause, or upon voluntary resignation for good reason, following a change in control.

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Parties Involved in the Corporate Governance of our Executive Compensation Programs

The governance of our executive compensation programs generally occurs through interaction of three groups: the HC&CC, management and the HC&CC’s independent compensation consultant. In 2016, on occasion and as appropriate, the HC&CC enlisted the advice of Latham & Watkins LLP, independent counsel to the Board, and engaged Bryan Cave LLP, independent counsel specializing in executive and non-employee director compensation matters.

ROLE OF THE HC&CC

The HC&CC is responsible for overseeing the development and approval of our compensation and benefits policies and programs. The HC&CC, consisting of four independent directors, is responsible for the design, review and approval of all aspects of our executive compensation program. Among its duties, the HC&CC formulates recommendations to the Board for CEO compensation, and reviews and approves all compensation recommendations for the other NEOs. The HC&CC’s review for NEOs also includes:

•   approval of corporate incentive goals and objectives relevant to compensation;

•   evaluation of individual performance results based on these goals and objectives;

•   evaluation of the market competitiveness of each NEO’s total compensation; and

•   approval of any changes to compensation, including, but not limited to, base salary, annual and long- term incentive award opportunities, severance payments and retention programs.

ROLE OF MANAGEMENT

Our CEO, in consultation with the Chief Human Resources Officer, makes recommendations to the HC&CC as it relates to the compensation of NEOs (other than himself and herself). Our CEO provides an annual performance self-assessment to the HC&CC, but otherwise is not involved in deliberations relating to his own compensation.

ROLE OF INDEPENDENT COMPENSATION CONSULTANT

The primary role of FW Cook is to assist the HC&CC and the Board with the evaluation of our executive compensation programs, both as to compensation levels and design. FW Cook serves as the independent compensation consultant to the HC&CC and does not provide any other services to PHH. During 2016, FW Cook performed a number of services for the HC&CC, including but not limited to reviewing and providing guidance on:

•   ISS and Glass-Lewis reports relating to the 2016 Proxy Statement;

•   design of the 2016 MIP and LTIP awards;

•   market competitiveness of the 2016 compensation opportunities for our NEOs;

•   the Company’s peer group for purposes of informing compensation decisions;

•   market competitiveness of the Board’s compensation program;

•   the HC&CC charter; and

•   providing advice concerning stockholder inquiries regarding our executive compensation program.

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Base Salaries

Base salaries are intended to provide a level of cash compensation that is competitive and appropriate in relation to the responsibilities of the executive’s position. The HC&CC adjusted only the salary of Mr. Kaplan during 2016 based on his strong performance and a market assessment of his role. Current base salaries represent relative market competitive positioning, experience, tenure, performance and contributions to our success.

Executive Officer	2015 Annualized Base Salary, as of 12/31/2015	2016 Annualized Base Salary, as of 12/31/2016	Percent Change
Glen A. Messina	$950,000	$950,000	0%
Robert B. Crowl	$500,000	$500,000	0%
William F. Brown	$395,000	$395,000	0%
Leith W. Kaplan (1)	$300,000	$325,000	8%
Kathryn M. Ruggieri	$355,000	$355,000	0%

(1)     Mr. Kaplan’s salary increase was effective March 2, 2016.

2016 Management Incentive Plan

The MIP awards received by our NEOs in 2016 were structured to be qualified performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code (“Section 162(m)”) and could only be earned and paid if the Company’s tangible book value per basic share was at least $19.45 on December 31, 2016. This goal was set in March 2016 upon giving consideration to, among other things, forecasted earnings, potential variances to the value of the Company’s MSRs, and reasonably possible losses in excess of recorded reserves. If the goal was not met, the NEOs would not be eligible for a payment under the 2016 MIP. The Section 162(m) performance goal was achieved in that the Company’s tangible book value per basic share on December 31, 2016 was $20.37.

Each of our NEOs would become eligible to receive payment of up to 300% of their 2016 MIP target upon achievement of the Section 162(m) performance goal, which award amount would then be determined by the HC&CC after its exercise of negative discretion based on its evaluation of Company and individual NEO performance against a variety of pre-established financial and strategic objectives, as described in more detail below. Consistent with historical practice, meeting the maximum prescribed achievement levels could typically result in a MIP award of up to 150% of the target amount. The difference between the 150% maximum funding based on the pre-established objectives and the 300% maximum payment that could become payable upon achievement of the Section 162(m) performance goal is designed to give the HC&CC discretion to reward NEOs for extraordinary individual performance, while preserving tax deductibility under Section 162(m).

In March 2016, the HC&CC approved a set of financial and strategic objectives to be achieved by the Company, which applies to 75% of each NEO’s MIP opportunity. The remaining 25% of the 2016 MIP opportunity was determined based on achievement of certain pre-established individual performance objectives unique to each NEO, which were also approved by the HC&CC. For each of the Company-based objectives described below, the HC&CC established a threshold, target and maximum achievement level. Under the terms of the MIP:

•      If the threshold achievement level for an objective was not met, the NEOs would not receive any MIP opportunity with respect to that objective;

•      If the threshold achievement level for an objective was met but the target achievement level was not, the NEOs would receive a MIP opportunity equal to 50% of the MIP target for that objective;

•      If the target achievement level for an objective was met but the maximum achievement level was not, the NEOs would receive a MIP award equal to the MIP target for that objective;

•      If the maximum achievement level for an objective was met or exceeded, the NEOs would receive a MIP opportunity of 150% of the MIP target for that objective. Thus, as previously discussed, reaching the maximum achievement level for every objective could result in the NEOs receiving a MIP opportunity of 150% of the targeted amount; and

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PROPOSALS 3/4 — SAY ON PAY/FREQUENCY VOTES

•                   The payout percentage for a level of achievement above threshold level and between the levels described above would be determined based on straight-line interpolation.

The financial and strategic objectives used by the HC&CC to determine 75% of each NEO’s MIP opportunity, and the results for each such objective, are as set forth below:

2016 MANAGEMENT INCENTIVE PLAN COMPANY PERFORMANCE OBJECTIVES AND FUNDING

Objective	Description	% of Overall MIP Target	Board- determined Performance Level	Funding based on Performance Level	% of MIP Target Funded
Complete Strategic Review in a manner satisfactory to the Board	The strategic review should contain a concrete set of capital allocation alternatives coupled with the requisite supporting financial, ROI and risk analyses, along with related execution steps and recommendations from which the Board could approve courses of action.	22.50%	Target	100%	22.50%
Targeted Adjusted Direct Contribution Margin (“ADCM”)	Performance is measured based on the actual 2016 ADCM for the Real Estate, Financial Institutions and Servicing businesses, in the aggregate, against the target ADCM set forth in the 2016 business plan. ADCM measures revenue less direct expenses for each applicable business unit, as adjusted for certain one-time items including management incentive costs and certain PLS agreement fulfillment costs.	33.75%	Between Threshold and Target	86.9%	29.33%
Targeted Adjusted Shared Services Costs (“ASSC”)	Performance is measured based on the actual 2016 ASSC against the target ASSC set forth in the 2016 business plan. ASSC measures shared services costs before corporate unallocated expenses and certain one-time items including management incentive costs and certain information technology costs.	18.75%	Target	100%	18.75%
TOTAL		75%	N/A	94.1%	70.58%

Completion of Strategic Review. Under the terms of the MIP, the objective regarding satisfactory completion of our strategic review required that the review be completed by June 30, 2016 in order to reach the “Target” achievement level for the objective. However, the HC&CC noted the timeframe for the review was necessarily extended as a result of the number of parties who entered the process, the absence of actionable offers for the entire company or the PLS platform, the diversity of options and alternatives that emerged through the process, the need to prepare alternative business plan scenarios late in the process and the decision to enter into four separate transactions. In light of these factors, and the Board’s expectation that the transactions contemplated under the executed agreements will maximize value for stockholders, ascribed a “Target” achievement level and provided 100% funding for this objective.

Adjusted Direct Contribution Margin. ADCM measures revenue less direct expenses for each applicable business unit, as adjusted for one-time items including certain PLS agreement fulfillment costs and management incentive costs. The ADCM objective was measured as follows:

	Achievement Level	Funding as % of Objective	Funding as % of Overall MIP Target
Targeted ADCM	Maximum: 150% of ADCM set forth in 2016 business plan	150%	50.625%
	Target: 90% to 110% of ADCM set forth in 2016 business plan	100%	33.75%
	Threshold: 75% of ADCM set forth in 2016 business plan	50%	16.875%

2017 PROXY STATEMENT	47

PROPOSAL 3 — SAY ON PAY VOTE

The actual ADCM for 2016 was 79.4% of the ADCM set forth in the 2016 business plan.  In March 2017, the HC&CC confirmed the one-time items used to adjust the ADCM for purposes of calculating performance under this MIP objective to offset certain unanticipated burdens on ADCM. Most notably, the HC&CC adjusted the ADCM to offset the loss of revenue from the decision to exit the corresponding lending channel, to take into account the December 2016 resolution agreements to resolve certain representation and warranty exposure entered into with Fannie Mae and Freddie Mac, and to reconsider certain allocation decisions made in the 2016 plan. As a result of these adjustments, the ADCM for these purposes equaled 86% of that set forth in the 2016 plan. Since this performance falls between the “Threshold” achievement level and “Target” achievement level, the funding for this objective was determined by straight-line interpolation between the “Threshold” level and the lower end of the “Target” level, ultimately resulting in 86.9% of target funding for the ADCM objective.

Adjusted Shared Services Costs. ASSC measures actual shared services costs before corporate unallocated expenses, management incentive costs and expenses and delayed costs savings related to certain information technology remediation efforts. Shared services costs of our business consist of overhead functions recognized within both our mortgage operations and centralized corporate platform to provide general and administrative functions to our reportable segments. These shared services include support associated with information technology, enterprise risk management, mortgage operations quality control and fulfillment support services, human resources, and accounting and finance, among other functions. The costs associated with these shared functions, in addition to the cost of managing the overall corporate function, are generally allocated to our reportable segments based on defined allocation rates for each function, as estimated based upon the actual and estimated usage by function or expense category. Total Expenses as recognized in our annual financial statements for 2016 consists of the sum of total shared services costs, direct costs (included in the ADCM metric), notable items, and exit and disposal costs (in each case, excluding any adjustments considered in establishing the MIP objective).

The ASSC objective was measured as follows:

		Funding as % of	Funding as
	Achievement Level	Objective	% of Overall MIP Target
Targeted AASC	Maximum: 94% or less of ASSC set forth in 2016 business plan	150%	28.125%
	Target: 97% to 103% of ASSC set forth in 2016 business plan	100%	18.75%
	Threshold: 106% of ASSC set forth in 2016 business plan	50%	9.375%

The actual ASSC for 2016 was 100.8% of the ASSC set forth in the 2016 business plan; thus, the “Target” achievement level was met and 100% funding was provided for this objective.

Individual Performance Objectives. The remaining 25% of 2016 MIP award opportunities was directly related to each NEO’s leadership competencies and performance against their individual objectives for 2016. In March 2017, the HC&CC reviewed each NEO’s full year performance to determine each NEO’s 2016 MIP payment attributable to the individual performance metrics and, together with the achievement of the Company performance metrics, the total 2016 MIP award.  Summarized below is a description of each NEO’s factors that determined the individual performance component of the MIP award and each NEO’s ultimate 2016 MIP award, other than Mr. Messina, whose compensation is discussed in detail in the “Total Compensation of our Chief Executive Officer” section below.

•      Mr. Crowl was awarded the maximum 150% of the funding in connection with his individual objectives, which resulted in a final award equal to 108% of his 2016 MIP target. The award recognized the instrumental role he played in each stage of the strategic review process and the evaluation of numerous financial scenarios and related stockholder value creation opportunities. In addition, Mr. Crowl helped lead the execution of key strategic decisions made during 2016, including the decision to exit the PLS channel and the sale of the Company’s MSRs in two separate transactions.

•      Mr. Brown was awarded the maximum 150% of the funding in connection with his individual objectives, which resulted in a final award equal to 108% of his 2016 MIP target. The award recognized the role he played supporting every aspect of the strategic review process, including

48	2017 PROXY STATEMENT

PROPOSAL 3 — SAY ON PAY VOTE

supporting multiple complex transactions and analyzing the legal and contractual implications of several strategic directions considered by the Board, while simultaneously resolving certain, and making substantial progress towards resolving other, legacy regulatory matters.

•      Mr. Kaplan was awarded 120% of the funding in connection with his individual objectives, which resulted in a final award equal to 101% of his 2016 MIP target. The award recognized the role he played in providing cross-functional leadership and support for significant remediation activities in our information technology organization and systems, building a high performing Information Security organization, and executing against required management action plans, as well as his involvement in the strategic review process, and identifying, escalating and contributing to solving enterprise-wide risk challenges.

•      Ms. Ruggieri was awarded 120% of the funding in connection with her individual objectives, which resulted in a MIP award equal to 101% of her 2016 MIP target. The award recognized the leadership she provided in supporting the strategic review process, which included developing appropriate and effective retention, incentive and employee assistance programs to effectively manage the exit of the correspondent lending and PLS channels, the closure of our Williamsville, NY site, and the human capital impact of our review of strategic alternatives.

In summary, on March 2, 2017 the HC&CC approved the following MIP payments for 2016 performance:

Executive Officer	2016 MIP Target	Actual Award for 2016 Performance	Award as % of 2016 MIP Target
Glen A. Messina	$1,425,000	$1,540,122	108%
Robert B. Crowl	$625,000	$675,492	108%
William F. Brown	$335,750	$362,874	108%
Leith W. Kaplan	$260,000	$261,505	101%
Kathryn M. Ruggieri	$266,250	$267,791	101%

Long-Term Incentive Awards Granted in 2016

The HC&CC considers equity-based awards to our NEOs as an appropriate and effective method of retaining key executive talent and aligning their interests with the interests of our stockholders. Eligibility for equity- based awards, the number of shares underlying each award, and the terms and conditions of each award are determined by the HC&CC upon consultation with management and the HC&CC’s compensation consultant. In granting equity awards, the HC&CC considers several factors, including, but not limited to, total compensation relative to our peer group, the mix of performance and time-vested compensation, the applicable NEO’s demonstrated performance and leadership and the criticality of the role.

Consistent with the Company’s pay for performance philosophy, in the second quarter of 2016, the HC&CC approved long-term incentive awards for NEOs under the 2014 EIP that included both PRSUs and RSUs. These awards were retentive in nature and designed to align to stockholder interests over a three -year period.

TIME-VESTED RESTRICTED STOCK UNITS

RSU awards were granted to all NEOs on May 22, 2016. With the exception of Mr. Messina, the awards vest in equal thirds on the first, second and third anniversaries of the grant date. Mr. Messina’s award vests 50% on each of the second and third anniversaries of the grant date. Subject to the terms of the award and provided the participant remains employed by the Company through the last day of the relevant vesting period, the applicable RSUs become vested stock units.

2017 PROXY STATEMENT	49

PROPOSAL 3 — SAY ON PAY VOTE

Full vesting of these outstanding RSUs occurs prior to the third anniversary of the grant (i) the NEO is terminated without cause prior to the expiration of the final vesting period or (ii) the NEO experiences a separation from service due to death or disability. Under these circumstances, vested stock units are settled in cash, unless the HC&CC, in its sole discretion, authorizes settlement in stock. Settlement of vested units is not accelerated from the original vesting schedule except in the event of death or disability.

PERFORMANCE-RESTRICTED STOCK UNITS

The HC&CC determined that Messrs. Messina, Crowl and Brown should have a considerable portion of their long-term incentive award connected to TSR, and thus included PRSUs in their 2016 LTIP awards, in light of the roles they would play in assessing strategic alternatives and executing against them over the longer-term. Subject to the participant’s continuous service with the Company and subject to other key provisions in the defined events described below, the award vests on May 22, 2019.

The performance measure is PHH’s TSR over the three-year performance period from May 19, 2016 through May 19, 2019 (or, if sooner, the occurrence of a change in control as defined in the award). The denomination of TSR is calculated from a baseline share price of $12.80, which was the share price at the start of the measurement period. Per the terms of the awards, (i) 100% of the PRSUs vest if the TSR over the performance period equals or exceeds the target level of 22.89%, (ii) a maximum of 150% of the PRSUs vest for Mr. Messina and 200% of the PRSUs vest for Messrs. Crowl and Brown, if the TSR over the performance period equals or exceeds 64.06%, (iii) a payout percentage for an achievement level above the target level described above but below the maximum level described above would be determined based on straight-line interpolation, (iv) a payout percentage for an achievement level below the target level described above but above 0% would be determined based on straight-line interpolation and (v) all of the PRSUs are forfeited if the TSR over the performance period is 0% or negative.

Full vesting of these outstanding PRSUs occurs prior to the conclusion of the three-year measurement period if (i) the NEO is terminated without cause prior to the expiration of the vesting period (with the number of PRSUs earned remaining subject to the achievement of the performance measure over the performance period); or (ii) the NEO experiences a separation from service due to death or disability (with the number of PRSUs earned being determined based on performance through the date of such death or disability). Under these circumstances, vested stock units are settled in cash, unless the HC&CC, in its sole discretion, authorizes settlement in stock. Additionally, settlement of vested units is not accelerated from the original vesting schedule except in the event of death or disability.

LONG-TERM INCENTIVE AWARDS GRANTED DURING 2016

The chart below shows the LTIP awards granted to our NEOs during 2016, all of which were granted on May 22, 2016.

Executive Officer	2016 Annualized Base Salary as of 12/31/2016 ($)	Number of RSUs Granted (#)	Number of PRSUs Granted (#)	Total Grant Date Fair Value of 2016 LTIP Grants ($)	LTIP Grant Date Fair Value, as a % of Annualized Base Salary
Glen A. Messina	950,000	215,311	215,311	5,260,048	554%
Robert B. Crowl	500,000	62,200	62,201	1,736,017	347%
William F. Brown	395,000	37,799	37,799	1,054,970	267%
Leith W. Kaplan	325,000	67,559	0	878,267	270%
Kathryn M. Ruggieri	355,000	40,765	0	529,945	149%

50	2017 PROXY STATEMENT

PROPOSAL 3 — SAY ON PAY VOTE

Performance-Based Long-Term Incentive Awards Forfeited in 2016

In 2016, the performance measurement periods closed for certain PRSUs previously granted to our NEOs. No PRSUs granted to NEOs vested in 2016.

Specifically, the PRSU awards granted on March 29, 2013 required that the average closing price of PHH stock over the 90 days leading up to the three-year anniversary of the grant date had to be no less than $25.00 in order for one-third of the PRSUs to vest and to be no less than $30.00 for 100% of the PRSUs to vest. These awards were forfeited because the Company’s stock price for the applicable measurement period was below the $25.00 threshold.

Additionally, the second tranche (representing one-third) of the PRSU awards granted on February 25, 2015 to all NEOs other than Mr. Messina, and on March 1, 2015 to Mr. Messina, were also forfeited for failure to meet the performance conditions. These awards require the Company’s TSR to be both positive and perform at or above the 33rd percentile of companies listed in the KBW Mortgage Finance Index for the annual performance period ending December 31, 2015, 2016 or 2017, as applicable. The Company’s TSR was negative for the second performance period.  In December 2016, the KBW Mortgage Finance Index was discontinued.  To preserve the intended performance measures under the February 25, 2015 PRSU award granted to NEOs and the March 1, 2015 PRSU award granted to Mr. Messina as closely as possible, the HC&CC amended those PRSUs to independently track the component companies included in the KBW Mortgage Finance Index as of the date it was discontinued for the remaining portion of the measurement period.

PERFORMANCE AWARDS FORFEITED DURING 2016

Executive Officer	Date of Grant	Units Granted (#)	Grant Date Fair Value ($)	Performance Period End Date	Units Eligible to Vest (#)	Units Vested (#)	Units Forfeited (#)
Glen A. Messina	03/29/2013(1)	50,091	547,996	03/29/2016	50,091	0	50,091
	03/01/2015(2)	75,322	1,406,262	12/31/2016	25,107	0	25,107
Robert B. Crowl	03/29/2013(1)	13,763	150,567	03/29/2016	13,763	0	13,763
	02/25/2015(2)	17,877	333,764	12/31/2016	5,959	0	5,959
William F. Brown	03/29/2013(1)	8,204	89,752	03/29/2016	8,204	0	8,204
	02/25/2015(2)	10,864	202,831	12/31/2016	3,621	0	3,621
Leith W. Kaplan	03/29/2013(1)	3,483	38,104	03/29/2016	3,483	0	3,483
	02/25/2015(2)	5,363	100,127	12/31/2016	1,788	0	1,788
Kathryn M. Ruggieri	03/29/2013(1)	5,828	63,758	03/29/2016	5,828	0	5,828
	02/25/2015(2)	7,811	145,831	12/31/2016	2,604	0	2,604

(1) Represents PRSUs granted under the 2005 Equity and Incentive Plan, as amended and restated (the “2005 EIP”).

(2) Represents PRSUs granted under the 2014 EIP. The first tranche (representing one-third) of PRSUs were also forfeited because of negative TSR for the performance period ending December 31, 2015.

Changes to Performance-Based Long-Term Incentive Awards in 2017

In lieu of a 2017 grant under the current equity-based long-term incentive program, consistent with the ongoing transformation and transitions taking place at the Company, the Board approved the 2017-2018 CPIA in the first quarter of 2017. Instead of receiving long-term equity-based awards under the 2014 EIP, the NEOs received cash-based awards that can be earned to the extent certain levels of excess cash are available for distribution to the Company’s stockholders by December 31, 2017. If maximum performance is achieved, the NEOs can earn awards with values up to 150% of the target award amount. To the extent the award is ultimately earned, an award recipient must remain employed through March 31, 2018 in order to receive such award; provided, however, that, subject to the achievement of the applicable performance goals, award recipients would be entitled to receive full vesting of their awards if terminated without cause by the Company, or in the event of death or disability, before March 31, 2018.

The Board approved the following target awards under the 2017-2018 CPIA for the NEOs: Mr. Messina –$1,060,274; Mr. Crowl – $747,500; Mr. Brown – $395,000; Ms. Ruggieri – $140,833 and Mr. Kaplan – $325,000.

2017 PROXY STATEMENT	51

PROPOSAL 3 — SAY ON PAY VOTE

Total Compensation of our Chief Executive Officer

Mr. Messina completed his fifth full year as CEO on January 3, 2017. In 2016 he led a comprehensive strategic review process to explore all options to maximize stockholder value. Under Mr. Messina’s leadership, PHH was able to execute against key financial and operational initiatives in 2016, which included the entering into of transactions that, if consummated, are expected to result in the monetization of a substantial portion of the Company’s assets. The outcomes of these actions maximizes the opportunity for near-term return of capital to our stockholders while minimizing anticipated restructuring costs and preserving flexibility for future strategic actions that result from a remaining business platform that has attractive market dynamics and has potential for growth.

Based on Mr. Messina’s performance, the HC&CC recommended and the Board approved the following actions in connection with Mr. Messina’s 2016 compensation:

•              In May 2016, the Board provided Mr. Messina with long-term incentive awards comprised of both RSUs and PRSUs. The target value of the PRSUs would only be delivered if the Company’s TSR was 22.89% or higher during the measurement period concluding upon the earlier of three years from the grant date or the consummation of a transaction that constituted a change in control (including the sale of substantially all of the Company’s assets). The grant date fair market value of these awards represented a fair market value increase of 127% from the long-term incentive awards granted to Mr. Messina in 2015. The level, mix and structure of both the RSU and PRSU awards were informed by a number of variables, including market and peer group data and the absolute criticality of retaining the leadership of Mr. Messina and his senior management team to ensure the proper maintenance and operation of the business and continuity of the senior management team while simultaneously engaging in the Company’s evaluation of strategic alternatives.

•              In March 2017, the HC&CC reviewed full year 2016 performance and recommended, and the Board approved, an award of 108% of Mr. Messina’s 2016 MIP target, as described earlier.

These actions resulted in a 118% increase in Mr. Messina’s total direct compensation from 2015. Approximately 55% of the increase in Mr. Messina’s compensation is directly tied to performance arising from certified achievement against 2016 MIP objectives and the fair-market value of the PRSUs granted to Mr. Messina, the target value of which is subject to reduction based upon the extent to which the Company does not deliver a 22.89% TSR (and subject to total forfeiture if the Company does not deliver positive TSR) over its May 19, 2016 starting point.

As discussed above, the performance metrics in Mr. Messina’s March 29, 2013 and March 1, 2015 PRSU awards were not met, which resulted in forfeiture of 75,198 PRSUs with a combined fair market value at time of grant of $1,016,744.

The chart below summarizes the year-over-year impact of the above decisions on Mr. Messina’s compensation.

COMPARISON OF ANNUAL TOTAL DIRECT COMPENSATION FOR MR. MESSINA

	2015	2016	% Change
DIRECT COMPENSATION
Annualized Salary as of December 31	$950,000	$950,000	0%
MIP Award Paid	$285,000	$1,540,122	440%
MIP Target	$1,425,000	$1,425,000	0%
MIP as % of Target	20%	108%	440%
Total Cash Compensation	$1,235,000	$2,490,122	102%
LTIP Grant Target Fair Market Value	$2,320,647	$5,260,048	127%
# of PRSUs granted	75,322	215,311	N/A
# of RSUs granted	37,660	215,311	N/A
Total Direct Compensation	$3,555,647	$7,750,170	118%

52	2017 PROXY STATEMENT

PROPOSAL 3 — SAY ON PAY VOTE

Retirement Benefits

All of our NEOs are eligible to participate in the PHH Corporation Employee Savings Plan (the “401(k) Plan”) on the same basis as other employees. The 401(k) Plan is a tax-qualified retirement savings plan that provides for employee deferral and employer matching contributions on a pre-tax basis subject to statutory limits. The Company matches four percent of the employee’s deferred compensation up to the statutory limit. See “All Other Compensation” for more information regarding matching contributions to the 401(k) Plan made on behalf of each Named Executive Officer.

Mr. Brown is the only NEO that participates in the PHH Corporation Pension Plan, which is a tax-qualified defined benefit pension plan. The PHH Corporation Pension Plan ceased benefit accruals for most participants, including Mr. Brown, as of October 31, 1999. See “Pension Benefits” below for more information regarding benefits available to Mr. Brown under this plan.

Perquisites and Other Compensation

The HC&CC reviews the appropriateness of perquisites each year. During 2016, the only perquisite we provided to our NEOs consisted of financial planning services. The provision of these services is treated as imputed income and is reflected in the “All Other Compensation” table.

Change in Control and Other Severance Arrangements

Our Tier I Plan was amended and restated effective May 19, 2016. All of our NEOs are eligible to participate in the Tier I Plan and are required to execute a restrictive covenant agreement that includes a non-competition provision as a condition to receiving benefits under the plan.

The Tier I Plan provides eligible participants who are members of the Management Operating Committee, including the NEOs, with the following severance benefits, subject to execution of a release, in the event of a qualifying separation from employment, including a termination without cause by the Company or, in the two-year period following a change in control, voluntary termination of employment due to such NEO’s position becoming non-comparable to the position held before the change in control, such as because of a material diminution in base compensation, the budget over which the NEO has authority, or authority, duties or responsibilities: (1) bi-weekly salary continuation and 100% of the target amount of the cash incentive bonus award granted under the MIP (or if not yet granted, 100% of the prior year’s target amount of cash incentive bonus under the MIP), in each case payable during the duration of the participant’s restrictive covenant agreement, which is either one or two years; (2) outplacement assistance services not to exceed $18,000 to be used within 24 months of the separation from employment; and (3) a monthly payment equal to the cost of COBRA coverage during the duration of the restrictive covenants.

The Tier I Plan also provides for reduction of the aggregate compensation due to an eligible participant to avoid triggering excise taxes on golden parachute payments under Section 4999 of the Internal Revenue Code and regulations thereunder if the reduction would result in the participant retaining a larger after-tax amount.

All awards issued under the 2014 EIP, are considered to be double trigger and therefore do not automatically vest upon the occurrence of a change in control (as defined in the 2014 EIP), unless otherwise provided in an award. See below for additional information regarding payments in the event of a change in control or other termination of employment for each NEO.

2017 PROXY STATEMENT	53

PROPOSAL 3 — SAY ON PAY VOTE

Deductibility of Executive Compensation

The HC&CC believes that it is in the best interests of our stockholders to provide tax deductible compensation consistent with our pay for performance compensation philosophy. The 2016 MIP permits, but does not require, the granting of awards that are designed to qualify as performance-based compensation for purposes of satisfying the conditions of Section 162(m). Accordingly, where it is deemed appropriate and in our best interests, the HC&CC may approve compensation to executive officers that exceed the limits of deductibility imposed by Section 162(m) and do not result in favorable tax treatment.

The compensation paid to all of our NEOs in 2016 was fully tax deductible under Section 162(m)..

Compensation Risk Assessment

Our 2016 compensation programs were structured so that a considerable amount of the compensation of our executives for 2016 was tied to our long-term health as a company, which encourages risk oversight. We believe our 2016 compensation programs avoided the type of disproportionately large short-term incentives that could encourage executives and other employees to take risks that may not be in our long-term interests. We also considered risk management in the development of individual performance objectives for executives and other key employees to align them with incentive payouts, and provided incentives to manage for long-term performance and to meet specific business goals. The HC&CC believes this combination of factors encourages our executives and other employees to manage our businesses in a prudent manner.

In 2016 we conducted a risk assessment of our compensation programs to determine whether such programs are reasonably likely to have a material adverse effect on the Company. The risk assessment determined that our compensation programs do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company. While risk-taking is a necessary part of profitable growth, in 2016 the HC&CC focused on aligning our compensation policies with our long-term interests and avoiding short-term rewards for management decisions that could pose long-term risks to us, as follows:

•                    Limits on MIP awards. The HC&CC may exercise discretion in reducing MIP awards based on factors it deems appropriate, including whether an executive has caused unnecessary or excessive risk.

•                    Use of Long-Term Incentive Compensation. . Equity -based long-term incentive compensation that vests over a period of years, including awards with performance objectives, has been a material component of NEO compensation. This multi-year vesting period has encouraged our NEOs to focus on sustaining our long-term performance and meeting specific business goals.

•                    Multi-level Review and Oversight. We have multi-level review and oversight of our business operations and compensation processes in order to mitigate the possibility of employees receiving rewards for engaging in conduct intended to promote only short-term, unsustainable performance.

We have other compensation risk governance practices in place as well. Our Chief Risk and Compliance Officer is responsible for analyzing the risks our compensation programs may present in light of our operations and processes, including any mitigating factors. The HC&CC considers this input in the design of our compensation programs as they are being developed. Additionally, the HC&CC consults with the Board’s Audit Committee and Finance, Compliance & Risk Management Committee, as appropriate, regarding any risks presented by the compensation programs. The Finance, Compliance & Risk Management Committee, consistent with its charter, also coordinates with the HC&CC to review the compensation risk assessment on an annual basis.

In the first quarter of 2017, consistent with the ongoing transformation and transitions taking place at the Company, the Board approved the 2017-2018 CPIA in lieu of a 2017 grant under the current equity-based long- term incentive program. Instead of receiving long-term equity-based awards under the 2014 EIP in line with the philosophies discussed above used in designing the Company’s 2016 executive compensation programs, the NEOs received cash-based awards that can be earned to the extent certain levels of excess cash are available for distribution to the Company’s stockholders by December 31, 2017. The HC&CC expects to re-evaluate the risk profile associated with the Company’s executive compensation program as the Company transitions to a business model comprised of subservicing and portfolio retention services.

54	2017 PROXY STATEMENT

PROPOSAL 3 — SAY ON PAY VOTE

Compensation Committee Interlocks and Insider Participation

The HC&CC consists entirely of “outside directors” within the meaning of the regulations under Section 162(m), “non-employee directors” under SEC Rule 16b-3, and “independent” directors as affirmatively determined by the Board pursuant to the NYSE Listing Standards and our categorical Independence Standards. The current members of the HC&CC are the individuals named as signatories to the Compensation Committee Report set forth above. None of the individuals that served on the HC&CC during 2016 are former officers or employees of the Company.

Summary Compensation Table

The information below sets forth the compensation awarded to, earned by, or paid to, our “Named Executive Officers” as defined in Item 402 of Regulation S-K. The form and amount of the compensation awarded to, earned by, or paid to, our Named Executive Officers for the year ended December 31, 2016, was determined by the HC&CC.

The amounts included in the “Stock Awards,” and “Total” columns reflect the aggregate grant date fair value of equity-based compensation awards made during a given year computed in accordance with FASB ASC Topic 718 in accordance with SEC rules, as opposed to the amount of value actually realized from equity-based compensation awards during such year by the particular Named Executive Officer. Accordingly, the amounts in the “Total” column do not necessarily reflect the value actually realized from equity based compensation awards by our Named Executive Officers for a given year, which may be substantially greater or less than the amounts included in the “Total” column below. See the “Option Exercises and Stock Vested During 2016” table below for information concerning the amount of value actually realized during 2016 by our Named Executive Officers from equity-based compensation awards.

Executive Officer	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non- Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(5)	Total ($)
Glen A. Messina	2016	950,000	—	5,260,048	1,540,122	—	125	7,750,295
President and Chief Executive Officer(6)	2015	986,538	—	2,320,647	285,000	—	—	3,592,185
	2014	930,346	—	2,329,600	4,100,000	—	64,865	7,424,811
Robert B. Crowl	2016	500,000	—	1,736,017	675,492	—	—	2,911,509
EVP and Chief	2015	519,231	—	550,421	143,750	—	—	1,213,402
Financial Officer(7)	2014	490,846	130,000	2,101,713	1,732,500	—	53,100	4,508,159
William F. Brown	2016	395,000	—	1,054,970	362,874	12,844	19,896	1,845,584
SVP, General Counsel and Secretary(8)	2015	410,192	—	334,478	70,508	—(4)	20,196	835,374
	2014	385,940	110,000	605,040	620,466	36,069	75,459	1,832,974
Leith W. Kaplan	2016	320,481	—	878,267	261,505	—	10,600	1,470,853
SVP and Chief Risk and Compliance Officer(9)	2015	311,538	—	165,115	46,800	—	10,825	534,278
	2014	272,423	75,915	494,206	151,829	—	51,373	1,045,746
Kathryn M. Ruggieri	2016	355,000	—	529,945	267,791	—	9,261	1,161,997
SVP and Chief Human Resources Officer(10)	2015	368,654	—	240,489	69,225	—	4,494	682,862
	2014	345,846	316,015	482,599	246,015	—	55,188	1,445,663

2017 PROXY STATEMENT	55

PROPOSAL 3 — SAY ON PAY VOTE

(1)    Amounts shown in these columns reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 (excluding the effect of possible forfeitures (in accordance with SEC rules) for awards subject to time-based vesting and awards subject to performance conditions) of equity-based compensation awards granted to our Named Executive Officers. See Note 17, “Stock Based Compensation,” in the Notes to Consolidated Financial Statements included in the 2016 Annual Report for more information, including the assumptions used in calculating grant date fair value of equity- based compensation awards. The value of the PRSUs awarded to the NEOs was based on the probable outcome of the performance measures as of the grant date for the award. The maximum value of the PRSUs granted to the NEOs in 2016 (determined on the grant date assuming the achievement of the maximum performance measures) is $3,691,507 for Mr. Messina, $1,854,834 for Mr. Crowl and $ 1,127,166 for Mr. Brown.

(2)    Amounts shown in this column for 2016 represent awards paid under the MIP on March 2, 2017 for performance in respect of 2016. See “Compensation Discussion & Analysis—2016 Management Incentive Plan (MIP)” for more information.

(3)    Amounts shown in this column for 2016 reflect the change in the actuarial present value of the accumulated benefit under the PHH Corporation Pension Plan. Benefit accruals under the PHH Corporation Pension Plan ceased for most participants, including Mr. Brown, as of October 31, 1999. See “Pension Benefits” for additional information regarding the benefits accrued for Mr. Brown and see Note 12, “Pension and Other Post-Employment Benefits” in the Notes to Consolidated Financial Statements included in the 2016 Annual Report for more information regarding the calculation of our pension costs.

(4)    The actuarial present value of accumulated benefits under the PHH Corporation Pension Plan as of December 31, 2015 for Mr. Brown reflected a decrease of $3,473, as compared to the actuarial present value of accumulated benefits as of December 31, 2014.

(5)    Amounts shown in this column are set forth in the supplemental “All Other Compensation” table below.

(6)    On March 30, 2017, the Company announced that Mr. Messina will no longer serve as the Company’s CEO after the Annual Meeting, at which time Mr. Crowl will take over the position of CEO.

(7)    On March 30, 2017, the Company announced that Mr. Crowl become the Company’s Chief Operating Officer, effective as of March 29, 2017 through the Annual Meeting, at which time he will take over the position of CEO.

(8)    On March 30, 2017, the Company announced that Mr. Brown will no longer serve as the Company’s SVP, General Counsel and Secretary after the end of the year.

(9)    On March 30, 2017, the Company announced that Mr. Kaplan will no longer serve as the Company’s SVP and CRCO after the end of the year.

(10)  On March 30, 2017, the Company announced that Ms. Ruggieri will no longer serve as the Company’s SVP and Chief Human Resources Officer after June 30, 2017.

All Other Compensation

The following table provides additional information about the amounts that appear in the “All Other Compensation” column in the Summary Compensation Table.

Executive Officer	401(k) Matching Contributions(1)	Financial Planning Services(2)	Other(3)	Total
Glen A. Messina	—	—	$125	$125
Robert B. Crowl	—	—	—	$0
William F. Brown	$10,331	$9,565	—	$19,896
Leith W. Kaplan	$10,600	—	—	$10,600
Kathryn M. Ruggieri	$9,261	—	—	$9,261

(1)    Reflects matching contributions made under the PHH Corporation Employee Savings Plan. Following the completion of one year of service, matching contributions are available to all of our employees. PHH will match employee contributions dollar-for-dollar up to the lesser of the first four percent of eligible compensation and the statutory limit of $10,600.

(2)    Reflects the value of financial planning services utilized by Mr. Brown.

(3)    Reflects awards for achieving length of service milestones. Award values are the same for employees at all levels based on length of service.

56	2017 PROXY STATEMENT

PROPOSAL 3 — SAY ON PAY VOTE

Grants of Plan Based Awards During 2016

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Shares or	Grant Date Fair Value of Stock and Option
Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock Units (#)(3)	Awards ($)
Glen A. Messina	05/22/2016	—	—	—	0	215,311	322,966	—	2,461,005
	05/22/2016	—	—	—	—	—	—	215,311	2,799,043
	03/30/2016	712,500	1,425,000	4,275,000	—	—	—	—	—
Robert B. Crowl	05/22/2016	—	—	—	0	62,201	124,402	—	927,417
	05/22/2016	—	—	—	—	—	—	62,200	808,600
	03/28/2016	312,500	625,000	1,875,000	—	—	—	—	—
William F. Brown	05/22/2016	—	—	—	0	37,799	75,598	—	563,583
	05/22/2016	—	—	—	—	—	—	37,799	491,387
	03/28/2016	167,875	335,750	1,007,250	—	—	—	—	—
Leith W. Kaplan	05/22/2016	—	—	—	—	—	—	36,459	473,967
	05/22/2016	—	—	—	—	—	—	31,100	404,300
	03/28/2016	130,000	260,000	780,000	—	—	—	—	—
Kathryn M. Ruggieri	05/22/2016	—	—	—	—	—	—	27,177	353,301
	05/22/2016	—	—	—	—	—	—	13,588	176,644
	03/28/2016	133,125	266,250	798,750	—	—	—	—	—

(1)    Represents award opportunities granted under the 2016 MIP.

(2)    Represents PRSUs granted under the 2014 EIP, which are subject to continued employment and certain other conditions. The value of these awards was based on the probable outcome of the performance measures as of the grant date for the award. See “Compensation Discussion and Analysis—Long-Term Incentive Awards Granted During 2016” for a detailed description of these PRSUs.

(3)    Represents RSUs granted under the 2014 EIP which are subject to continued employment and certain other conditions. See “Compensation Discussion and Analysis—Long-Term Incentive Awards Granted During 2016” for a detailed description of these RSUs.

2017 PROXY STATEMENT	57

PROPOSAL 3 — SAY ON PAY VOTE

Outstanding Equity Awards at Fiscal Year-End 2016

The following table sets forth the outstanding equity awards for each of our Named Executive Officers as of December 31, 2016. Equity awards granted prior to May 22, 2014 were granted under the 2005 EIP and awards granted thereafter were granted under the 2014 EIP.

	OPTION AWARDS			STOCK AWARDS
Executive Officer	Number of Securities Underlying Exercised Options - Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Glen A. Messina	400,000 (2)	14.22	02/19/2022		—		—
	145,772 (3)	20.30	09/27/2022		—		—
	97,604 (4)	21.96	03/29/2023		—		—
				20,475 (5)	310,401		—
				25,107 (6)	380,622		—
				215,311 (7)	3,264,115		—
					—	61,424 (8)	931,188
					—	12,554 (9)	190,319
					—	215,311 (10)	3,264,115
Robert B. Crowl	24,213 (11)	16.34	06/06/2022		—		—
	25,267 (3)	20.30	09/27/2022		—		—
	26,818 (4)	21.96	03/29/2023		—		—
				37,084 (12)	562,193		—
				5,959 (6)	90,338		—
				62,200 (13)	942,952		—
					—	2,979 (9)	45,162
					—	62,201 (10)	942,967
William F. Brown	17,216 (14)	20.00	11/14/2021		—		—
	17,510 (3)	20.30	09/27/2022		—		—
	15,987 (4)	21.96	03/29/2023		—		—
				10,676 (12)	161,848		—
				3,621 (6)	54,894		—
				37,799 (13)	573,033		—
					—	1,811 (9)	27,455
					—	37,799 (10)	573,033
Leith W. Kaplan	5,710 (3)	20.30	09/27/2022		—		—
	6,787 (4)	21.96	03/29/2023		—		—
				8,720 (12)	132,195		—
				1,788 (6)	27,106		—
				67,559 (13)	1,024,194		—
					—	894 (9)	13,553

58	2017 PROXY STATEMENT

PROPOSAL 3 — SAY ON PAY VOTE

	OPTION AWARDS			STOCK AWARDS
Executive Officer	Number of Securities Underlying Exercised Options - Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Kathryn M. Ruggieri	11,357 (4)	21.96	03/29/2023		—		—
				8,516 (12)	129,103		—
				2,604 (6)	39,477		—
				40,765 (13)	617,997		—
					—	1,302 (9)	19,738

(1)      Calculated using the closing price of PHH common stock on December 30, 2016 ($15.16 per share).

(2)      Represents non-qualified stock options to purchase PHH common stock (“NQSOs”) granted to Mr. Messina on February 19, 2012. This award vested on February 19, 2015, at which time these options became fully exercisable.

(3)      Represents NQSOs granted on September 27, 2012. This award vested on September 27, 2015, at which time these options became fully exercisable.

(4)      Represents NQSOs granted on March 29, 2013. This award vested on March 29, 2016, at which time these options became fully exercisable.

(5)      Represents remaining 50% of RSUs granted on October 23, 2014 which were unvested as of December 31, 2016. The other 50% of the original RSU grant made on October 23, 2014 vested on October 23, 2016 and the remaining RSUs reflected in the table above vest on the third anniversary of the grant (October 23, 2017), subject to continued employment and other plan provisions.

(6)      Represents remaining two-thirds of RSUs granted to Mr. Messina on March 1, 2015 and to all other NEOs on February 25, 2015 which were unvested as of December 31, 2016. The other one-third of the original RSU granted to Mr. Messina on March 1, 2015 and to all other NEOs on February 25, 2015 vested on the first anniversary of the grant date and the remaining RSUs reflected in the table above vest in equal halves on the second and third anniversaries of the grant date, subject to continued employment and other plan provisions.

(7)      Represents RSUs granted to Mr. Messina on May 22, 2016. The RSUs vest 50% on each of the second and third anniversaries of the grant date subject to continued employment and other plan provisions as described further in the “Long-Term Incentive Awards Granted During 2016.”

(8)      Represents PRSUs granted to Mr. Messina on October 23, 2014. These PRSUs are earned based on the average stock price in the final 90 days of the measurement period that began on the date of grant and ends on the earlier of the third anniversary of the date of grant or a change in control. None of the PRSUs are earned if the average stock price is less than $28; 50% of the PRSUs are earned if the average stock price is between $28 and $29.99; and 100% of the PRSUs are earned if the average stock price is $30 or greater. PRSUs that are earned vest on October 23, 2017 subject to continued employment and other plan provisions.

(9)      Represents PRSUs granted to Mr. Messina on March 1, 2015 and to all other NEOs on February 25, 2015. These PRSUs are earned based on the Company’s TSR ranking compared to the KBW Mortgage Finance Index during three performance periods (one from January 1, 2015 through December 31, 2015, the second from January 1, 2015 through December 31, 2016 and the third from January 1, 2015 through December 31, 2017) and vest on December 31, 2017 subject to continued employment and other plan provisions. Performance during the first and second measurement periods resulted in the forfeiture of two-thirds of the PRSUs originally granted to Mr. Messina on March 1, 2015 and all other NEOs on February 25, 2015.

(10) Represents PRSUs granted May 22, 2016. These PRSUs are earned based on the achievement of a TSR performance metric over a measurement period that began on May 19, 2016 and ends on the earlier of May 19, 2019 or a change in control. PRSUs that are earned vest on May 22, 2019 subject to continued employment and other plan provisions as described further in the “Long-Term Incentive Awards Granted During 2016.”

(11) Represents NQSOs granted to Mr. Crowl on June 6, 2012. This award vested on June 6, 2015, at which time these options became fully exercisable.

(12) Represents remaining 40% of RSUs granted on September 23, 2014 which were unvested as of December 31, 2016. Twenty-five percent of the original RSU grant vested on the first anniversary of the grant date, 35% vested on the second anniversary of the grant date and the remaining RSUs reflected in the table above will vest on the third anniversary of the grant subject to continued employment and other plan provisions.

(13) Represents RSUs granted May 22, 2016. The RSUs vest in equal thirds on the first, second and third anniversaries of the grant date subject to continued employment and other plan provisions as described further in the “Long-Term Incentive Awards Granted During 2016.”

(14) Represents NQSOs granted to Mr. Brown on November 14, 2011. This award vested on December 31, 2013, at which time these options became fully exercisable as of December 31, 2014.

2017 PROXY STATEMENT	59

PROPOSAL 3 — SAY ON PAY VOTE

Option Exercises and Stock Vested During 2016

The following table sets forth information for our Named Executive Officers regarding the number and value of shares of our common stock that vested and stock options that were exercised during 2016.

	OPTION AWARDS		STOCK AWARDS
Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Glen A. Messina	—	—	105,391 (1)	1,502,094
Robert B. Crowl	—	—	62,926 (2),(3)	896,646
William F. Brown	—	—	29,676 (2)	419,933
Leith W. Kaplan	—	—	18,815 (2)	267,280
Kathryn M. Ruggieri	—	—	26,762 (2)	380,847

(1)      Includes (i) March 1, 2016 vesting of one-third of RSUs granted March 1, 2015 under the 2014 EIP, (ii) October 23, 2016 vesting of 50% of RSUs granted October 23, 2014 under the 2014 EIP, (iii) November 10, 2016 vesting of 75% of PRSUs granted November 27, 2013 under the 2005 EIP, which were settled in cash because the sale of the Fleet business triggered a “change of control” under the terms of the award, and (iv) November 27, 2016 vesting of 60% of RSUs granted November 27, 2013 under the 2005 EIP, which were settled in cash because the sale of the Fleet business triggered a “change of control” under the terms of the award.

(2)      Includes (i) February 25, 2016 vesting of one-third of RSUs granted February 25, 2015 under the 2014 EIP, (ii) September 23, 2016 vesting of 35% of RSUs granted September 23, 2014 under the 2014 EIP and (iii) November 21, 2016 vesting of 60% of RSUs granted November 21, 2013 under the 2005 EIP, which were settled in cash because the sale of the Fleet business triggered a “change of control” under the terms of the award.

(3)      Includes November 10, 2016 vesting of 75% of PRSUs granted November 21, 2013 under the 2005 EIP, which were settled in cash because the sale of the Fleet business triggered a “change of control” under the terms of the award.

Pension Benefits

The following table sets forth information relating to the PHH Corporation Pension Plan, which is a defined benefit plan adopted as of our spin-off from Cendant Corporation (now known as Avis Budget Group, Inc.) in 2005. The PHH Corporation Pension Plan has been frozen for all participants, and no further benefits are accruing under such plan. The only NEO eligible for pension benefits under the PHH Corporation Pension Plan is Mr. Brown. The PHH Corporation Pension Plan assumed all liabilities and obligations owed to participants that were actively employed by us at the time of the spin-off under the predecessor plan of Cendant Corporation (now known as Avis Budget Group, Inc.). Messrs. Messina, Crowl and Kaplan and Ms. Ruggieri were not participants in the predecessor plan and are thus not participants in the PHH Corporation Pension Plan.

Executive Officer	Plan Name	Number of Years of Credited Service (#) (1)	Present Value of Accumulated Beneft ($) (2)	Payments During Last Fiscal Year ($)
William F. Brown	PHH Corporation Pension Plan	14.9	$260,906	$0

(1)      The number of years of credited service shown in this column is calculated based on the actual years of service through October 31, 1999.

(2)      The valuation included in this column is calculated as of December 31, 2016 as described in Note 12, “Pension and Other Post-Employment Benefits” in the Notes to Consolidated Financial Statements included in the 2016 Annual Report.

60	2017 PROXY STATEMENT

PROPOSAL 3 — SAY ON PAY VOTE

Potential Payments Upon Termination of Employment or Change in Control

The following table sets forth the estimated payments and benefits payable to the NEOs pursuant to the terms of any contract, agreement, plan or arrangement that existed as of December 31, 2016, and that provided for payments and benefits following, or in connection with, a termination of the NEO’s employment, including by voluntary termination with or without good reason, involuntary termination not for cause, involuntary termination for cause, death, disability, or a change in control with or without a termination of the NEO’s employment. For purposes of calculating the amounts in the table below, we have assumed that the termination or change in control event took place on December 31, 2016, as required by SEC rules. For purposes of calculating the value of any equity based awards in accordance with the SEC rules, we used the closing price of our common stock on December 30, 2016 of $15.16 per share. See the discussion that follows the table for additional information regarding these estimated payments and benefits.

Name and Description of Potential Payments	Voluntary Termination without Good Reason	Involuntary Termination Not for Cause	Involuntary Termination for Cause	Change in Control without Termination	Change in Control with Qualifying Termination	Death	Disability	Retirement
Glen A. Messina
Severance (base salary)	–	1,900,000	–	–	1,900,000	–	–	–
Severance (MIP target)	–	1,425,000	–	–	1,425,000	–	–	–
MIP Award	–	1,540,122	–	1,540,122	1,540,122	–	–	–
Discretionary Severance*	–	–	–	–	–	1,425,000	1,425,000	–
Acceleration of Stock Awards	–	6,059,916	–	–	6,559,071	8,069,753	8,069,753	–
Retirement Plans	–	–	–	–	–	–	–	–
Outplacement	–	18,000	–	–	18,000	–	–	–
Health Insurance Premiums	–	50,796	–	–	50,796	–	–	–
TOTAL	–	10,993,834	–	1,540,122	11,532,989	9,494,753	9,494,753	–
Robert B. Crowl
Severance (base salary)	–	500,000	–	–	500,000	–	–	–
Severance (MIP target)	–	625,000	–	–	625,000	–	–	–
MIP Award	–	675,492	–	675,492	675,492	–	–	–
Discretionary Severance*	–	–	–	–	–	625,000	625,000	–
Acceleration of Stock Awards	–	2,075,141	–	–	2.359,287	2,246,131	2,246,131	–
Retirement Plans	–	–	–	–	–	–	–	–
Outplacement	–	18,000	–	–	18,000	–	–	–
Health Insurance Premiums	–	23,867	–	–	23,867	–	–	–
TOTAL	–	3,917,500	–	675,492	4,201,646	2,871,131	2,871,131	–
William F. Brown
Severance (base salary)	–	395,000	–	–	395,000	–	–	–
Severance (MIP target)	–	335,750	–	–	335,750	–	–	–
MIP Award	–	362,874	–	362,874	362,874	–	–	–
Discretionary Severance*	–	–	–	–	–	335,750	335,750	–
Acceleration of Stock Awards	–	1,124,856	–	–	1,253,932	1,185,168	1,185,168	–
Retirement Plans	–	–	–	–	–	–	–	260,906
Outplacement	–	18,000	–	–	18,000	–	–	–
Health Insurance Premiums	–	23,552	–	–	23,552	–	–	–
TOTAL	–	2,260,032	–	362,874	2,389,108	1,520,918	1,520,918	260,906

2017 PROXY STATEMENT	61

PROPOSAL 3 — SAY ON PAY VOTE

Name and Description of Potential Payments	Voluntary Termination without Good Reason	Involuntary Termination Not for Cause	Involuntary Termination for Cause	Change in Control without Termination	Change in Control with Qualifying Termination	Death	Disability	Retirement
Leith W. Kaplan
Severance (base salary)	–	325,000	–	–	325,000	–	–	–
Severance (MIP target)	–	260,000	–	–	260,000	–	–	–
MIP Award	–	261,505	–	261,505	261,505	–	–	–
Discretionary Severance*	–	–	–	–	–	260,000	260,000	–
Acceleration of Stock Awards	–	1,141,038	–	–	1,183,495	1,183,495	1,183,495	–
Retirement Plans	–	–	–	–	–	–	–	–
Outplacement	–	18,000	–	–	18,000	–	–	–
Health Insurance Premiums	–	24,370	–	–	24,370	–	–	–
TOTAL	–	2,029,913	–	261,505	2,072,371	1,443,496	1,443,496	–
Kathryn M. Ruggieri
Severance (base salary)	–	355,000	–	–	355,000	–	–	–
Severance (MIP target)	–	266,250	–	–	266,250	–	–	–
MIP Award	–	267,791	–	267,791	267,791	–	–	–
Discretionary Severance*	–	–	–	–	–	266,250	266,250	–
Acceleration of Stock Awards	–	740,122	–	–	786,577	786,577	786,577	–
Retirement Plans	–	–	–	–	–	–	–	–
Outplacement	–	18,000	–	–	18,000	–	–	–
Health Insurance Premiums	–	7,031	–	–	7,031	–	–	–
TOTAL	–	1,654,194	–	267,791	1,700,649	1,052,827	1,052,827	–

*  “Discretionary Severance” reflects the HC&CC’s ability to exercise judgment to waive the requirement that an NEO be employed on the date the HC&CC certifies performance under the MIP in order to receive a MIP payment. In determining whether to grant any such waiver, the HC&CC would consider a number of variables, including the NEO’s performance and role in meeting business requirements. Thus, while for illustrative purposes, the above table includes Discretionary Severance in an amount equal to each NEO’s 2016 MIP target, no NEO is entitled to Discretionary Severance in any circumstance and would only receive Discretionary Severance if the HC&CC, in its sole discretion, elected to grant the above-described waiver.

The amounts shown in the above table include estimates of what would be paid to the applicable NEOs upon the occurrence of the specified event. The actual amounts to be paid to the applicable NEOs can only be determined at the time of such event. The table does not include payments of life or disability insurance payable upon the death or disability of the NEOs, as these benefits are available to all employees on the same basis. It is also important to note that all outstanding long--term incentive awards do not automatically result in the settlement of the award and instead include double-trigger requirements in the event of a change in control such that an NEO will only receive accelerated payouts if terminated without cause or upon voluntary resignation for good reason following a change in control.

POTENTIAL PAYMENTS AND BENEFITS

•            Severance. The Company maintains the Tier I Plan as described above, in which all of the NEOs participate. Under the Tier I Plan, each of our NEOs would become entitled to certain severance benefits, subject to his or her execution of a release and compliance with certain restrictive covenants, if, among other triggers, the Company terminates his or her employment without “cause” or the NEO voluntarily resigns within two years following a change in control because his or her employment becomes “non-comparable employment.” The severance benefits under the Tier I Plan include: salary continuation for either one or two years, which runs concurrent with the duration of the non-compete and/or nonsolicitation provisions contained in restrictive covenant agreements executed as a condition of participation in the Company’s LTIP; 100% of the target amount of the cash incentive bonus award granted to the executive officer under the management incentive plan for the year in which the qualifying termination occurs (or, if the NEO has not yet received a cash incentive bonus award for the year of termination, then 100% of the target amount of the cash incentive bonus award granted to the NEO in the prior year), payable over the salary continuation period; outplacement assistance services not to exceed $18,000 to be used within 24 months of the qualifying termination; and a monthly

62	2017 PROXY STATEMENT

PROPOSAL 3 — SAY ON PAY VOTE

payment of an amount equal to the cost of COBRA coverage during the duration of the one-year or two-year restricted covenants.

•            Stock Options. All of the Company stock options held by the NEOs were fully vested and exercisable as of December 31, 2016. Therefore, neither a qualifying termination nor a change in control will have any beneficial impact on the NEOs’ outstanding Company stock options.

•            Restricted Stock Units. None of the NEOs’ outstanding restricted stock units are “single-trigger,” and a change in control alone would not result in the vesting or settlement of such awards.

•            Restricted Stock Units Granted in 2014. The RSUs granted to NEOs in 2014 contain “double trigger” provisions that would result in vesting on a pro-rated basis based upon the portion of the following time periods during which such NEO remained with the Company: (1) for the NEOs other than the CEO and the CHRO, between the grant date and September 23, 2017, (2) for the CEO, between the grant date and May 31, 2016 and (3) for the CHRO, between the grant date and September 23, 2016. For all NEOs, the RSUs fully vest in connection with a termination by the Company without “cause,” or a resignation by the NEO for “good reason” in each case, within two years following a change in control, and also upon separation from service due to death or disability. In the case of the CEO, the award fully vests upon a voluntary resignation for any reason on or after May 31, 2016 with at least 60 days advance notice. In the case of the CHRO, the award fully vests upon resignation for any reason on or after the second anniversary date of the grant, with at least 60 days advance notice. The CEO’s PRSUs granted in 2014 contain similar vesting provisions referenced above, subject to achievement of applicable performance criteria.

•            Restricted Stock Units Granted in 2015. The NEOs’ restricted stock units granted in 2015 contain “double-trigger” protections that would result in the full vesting of such awards in connection with a termination by the Company without “cause,” a resignation by the NEO for “good reason,” or the NEO’s retirement (voluntary resignation after 65), in each case, within two years following a change in control. Such restricted stock units would also vest in full on separation from service due to death or disability, and would vest on a pro-rated basis (based on the number of days worked from the grant date through separation over the number of days from the grant date through the end of the measurement period or vesting period, as applicable) in case of a termination without cause. However such performance- based restricted stock units would still remain subject to the achievement of the applicable performance criteria.

•            Restricted Stock Units Granted in 2016. Full vesting of RSUs granted in 2016 occurs if the NEO is terminated without cause or the NEO experiences a separation from service due to death or disability. Full vesting of outstanding PRSUs granted in 2016 occurs prior to the conclusion of the three-year measurement period if (i) the NEO is terminated without cause prior to the expiration of the vesting period (with the number of PRSUs earned remaining subject to the achievement of the performance measure over the performance period); or (ii) the NEO experiences a separation from service due to death or disability (with the number of PRSUs earned being determined based on performance through the date of such death or disability).

The amounts in the above table are calculated using the closing price of our common stock on December 30, 2016, and the number of RSUs and PRSUs used to calculate the amounts in the table are those unvested RSUs and PRSUs that would become vested as a result of the stated triggering event pursuant to SEC rules. Assuming a change in control and qualifying termination occurred on December 31, 2016 and a per share Company common stock price of $15.16, the applicable performance criteria that must be met for the PRSUs granted in 2014 and 2015 to have value would not be met and, therefore, those awards would be valueless and are not reflected in the table above.

•            2016 Management Incentive Plan Awards. Pursuant to the terms of each NEOs’ 2016 management incentive plan award, if an NEO is terminated without “cause” (as defined therein) after June 30, 2016, the NEO would be entitled to a pro-rata portion of the final MIP award based on the number of days worked by the NEO during 2016 with the Company performance metrics being determined based on actual performance after the end of 2016 and individual performance metrics being deemed

2017 PROXY STATEMENT	63

PROPOSAL 3 — SAY ON PAY VOTE

earned at target. If a change in control had occurred during 2016, the performance metrics would have been scored at the time of the change in control and the NEO would be entitled to payment no later than March 15, 2017 and, if on or following a change in control, the NEO is terminated without “cause” or resigns for “good reason,” the NEO would be entitled to be paid his or her 2016 MIP as soon as practicable thereafter. Otherwise, the NEO must be employed by the Company on the date the performance goals are certified by the HC&CC in order to be paid his or her 2016 MIP (unless the HC&CC exercises discretion to award a MIP, as described immediately following the table above). The amounts in the table above on a termination without cause or change in control are based on actual performance for purposes of the Company performance metrics and target performance for purposes of the individual performance metrics of each NEO’s 2016 MIP.

•            Retirement Plans. Mr. Brown is a participant in the PHH Corporation Pension Plan, which is a defined benefit plan adopted as of our spin-off from Cendant Corporation (now known as Avis Budget Group, Inc.) in 2005. The PHH Corporation Pension Plan has been frozen for all participants and no further benefits are accruing under such plan. Participants in the PHH Corporation Pension Plan are entitled to payments in the form of an annuity upon attaining retirement age. See the “Pension Benefits” section above for more information.

EFFECT OF ANTICIPATED TRANSACTIONS AND EXECUTIVE COMPENSATION ACTIONS TAKEN DURING 2017

The Company has entered into agreements to sell the Company’s portfolio of MSRs (the “MSR Sale”) and certain assets and liabilities of PHH Home Loans, LLC (the “Home Loans Asset Sale”), as described in more detail in the preliminary proxy statement filed on April 21, 2017. The closings of the MSR Sale and the Home Loans Asset Sale (collectively, the “Transactions”) will each constitute a “change in control” for purposes of the Company’s executive compensation and benefit plans described above. Therefore, upon a qualifying termination of employment of an NEO following the anticipated Transactions, the NEO would be entitled to the compensation provided upon a qualifying termination following a change in control, as described in detail in the preliminary proxy statement filed on April 21, 2017 under the caption “Interests of Our Directors and Officers.”

In addition, as described above, in the first quarter of 2017, the Board approved for the NEOs, the 2017-2018 CPIA in lieu of the typical 2017 equity-based long-term incentive program. Instead of receiving long-term equity-based awards under the 2014 EIP, the NEOs received cash-based awards that can be earned to the extent certain levels of excess cash are available for distribution to the Company’s stockholders by December 31, 2017. To the extent the award is ultimately earned, an award recipient must remain employed through March 31, 2018 in order to receive payment under the award; provided, however, that, subject to achievement of the applicable performance goal, award recipients would be entitled to receive full vesting of the awards if terminated without cause by the Company, or in the event of death or disability, before March 31, 2018.

On March 30, 2017, the Company announced the anticipated terminations of employment of Mr. Messina as of the date of the Annual Meeting, Ms. Ruggieri, as of June 30, 2017 and of Messrs. Brown and Kaplan as of the end of the year. Pursuant to separation letters entered into by each of them and the Company, their departures will each be treated as a termination without cause under the terms of the Tier I Plan, as in effect on March 30, 2017, and under all other plans and award agreements, and Mr. Messina and Ms. Ruggieri will become entitled to full vesting of their outstanding equity-based awards, subject to all applicable performance and settlement provisions.

64	2017 PROXY STATEMENT

OTHER INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Compensation Plans (Excluding Securities Refected in Column (a)) (#)
Equity compensation plans approved by security holders (1)	2,752,785	$17.85	5,814,648
Equity compensation plans not approved by security holders	—	—	—
TOTAL	2,752,785 (2)	$17.85 (3)	5,814,648

(1)    Equity compensation plans approved by stockholders include the 2014 EIP as approved by our stockholders on May 22, 2014. See also, Note 17, “Stock Based Compensation” in the Notes to the Consolidated Financial Statements included in the 2016 Annual Report for more information.

(2)    Includes 1,851,475 RSUs and 901,310 stock options. RSUs also represent the number of shares to be issued if certain performance-based or market-based conditions are met at the maximum level.

(3)    Because there is no exercise price associated with RSUs, RSUs described in footnote (2) above are not included in the weighted average exercise price calculation.

2017 PROXY STATEMENT	65

OTHER INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our outstanding common stock by those persons who are known to us to be beneficial owners of 5% or more of our common stock, by each of our Named Executive Officers, by each of our current directors and director nominees and by our current directors and director nominees and our NEOs as a group. As of April 28, 2017, there were 53,612,270 shares of our common stock issued and outstanding. See also “Director Compensation” above for additional information concerning the holdings of vested RSUs by our non-employee directors.

Name and Address	Number of Shares Benefcially Owned(1)	Percent of Class
PRINCIPAL STOCKHOLDERS
Pacifc Investment Management Company LLC (2) 650 Newport Center Drive, Newport Beach, CA 92660	5,598,554	10.44%
EJF Capital Management (3) 2107 Wilson Boulevard, Suite 410, Arlington, VA 22201	5,292,329	9.87%
Silver Point Capital, L.P. (4) Two Greenwich Plaza, First Floor, Greenwich, CT 06830	4,958,900	9.25%
Hotchkis and Wiley Capital Management, LLC (5) 725 South Figueroa Street, 39th Floor, Los Angeles, CA 90017	4,759,420	8.88%
Glenview Capital Management, LLC (6) 767 Fifth Avenue, 44th Floor, New York, NY 10153	4,541,229	8.47%
The Vanguard Group (7) 100 Vanguard Blvd, Malvern, PA 19355	4,185,382	7.81%
Dimensional Fund Advisors LP (8) Building One, 6300 Bee Cave Road, Austin, TX 78746	3,160,414	5.89%
Point72 Asset Management, L.P. (9) 72 Cummings Point Road, Stamford, CT 06902	2,909,454	5.43%

DIRECTORS AND CURRENT NAMED EXECUTIVE OFFICERS
Glen A. Messina (10)	722,540	1.35%
Robert B. Crowl (11)	143,093	*
William F. Brown (12)	123,717	*
Leith W. Kaplan (13)	45,985	*
Kathryn M. Ruggieri (14)	34,776	*
Jane D. Carlin (15)(23)	23,217	*
James O. Egan (16)(23)	58,233	*
Thomas P. Gibbons (17)(23)	29,210	*
Allan Z. Loren (18)(23)	30,617	*
Gregory J. Parseghian (19)	26,250	*
Charles P. Pizzi (20)(23)	25,866	*
Deborah M. Reif (21)(23)	38,296	*
Carroll R. Wetzel, Jr. (22)(23)	38,185	*
All Directors and Executive Ofcers as a Group (14 persons)	1,352,357	2.52%

* Represents less than one percent.

66	2017 PROXY STATEMENT

OTHER INFORMATION

(1)          Based upon information furnished to us by the respective stockholders or contained in filings made by the respective stockholders with the SEC. For purposes of this table, if a person has or shares voting or investment power with respect to any of our common stock, then such common stock is considered beneficially owned by that person under SEC rules. Shares of our common stock beneficially owned by our executive officers and non-employee directors include direct and indirect ownership of shares issued and outstanding as of April 28, 2017, and shares as to which any such person has a right to acquire within 60 days of such date. Unless otherwise indicated in the table, the address of all listed stockholders is c/o PHH Corporation, 3000 Leadenhall Road, Mt. Laurel, New Jersey, 08054.

(2)          Based solely on a Schedule 13G filed with the SEC on February 16, 2016 (the “PIMCO Schedule 13G”), Pacific Investment Management Company LLC (“PIMCO”) reported aggregate beneficial ownership of 5,598,554 shares of our common stock, representing approximately 10.44% of our common stock outstanding as of April 28, 2017, calculated in accordance with Item 403 of Regulation S-K and Rule 13d-3(d)(1) under the Exchange Act. PIMCO reported that it possessed sole voting power over 5,598,554 shares and sole dispositive power over 5,598,554 shares. PIMCO also reported that it did not possess shared voting or shared dispositive power over any shares beneficially owned. LVS II LLC, a private funds of which PIMCO is the investment adviser, holds the reported shares in its investment advisory account managed by PIMCO and has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares reported on the PIMCO Schedule 13G.

(3)          Based solely on a Schedule 13D/A filed with the SEC on March 17, 2017 jointly by EJF Capital LLC, Emanuel J. Friedman, EJF Debt Opportunities Master Fund, L.P. and EJF Debt Opportunities GP, LLC (collectively, the “EJF Reporting Person”), the EJF Reporting Persons reported aggregate beneficial ownership of 5,292,329 shares of our common stock, representing approximately 9.87% of our common stock outstanding as of April 28, 2017, calculated in accordance with Item 403 of Regulation S-K and Rule 13d-3(d)(1) under the Exchange Act. The EJF Reporting Persons reported that they possessed shared voting power over 5,292,329 shares and shared dispositive power over 5,292,329 shares. The EJF Reporting Persons also reported that they did not possess sole voting or sole dispositive power over any shares beneficially owned.

(4)          Based solely on a Form 4 filed with the SEC on April 25, 2017, Silver Point Capital, L.P. and certain of its affiliates (“Silver Point”) reported aggregate beneficial ownership of 4,958,900 shares of our common stock, representing approximately 9.25% of our common stock outstanding as of April 28, 2017, calculated in accordance with Item 403 of Regulation S-K and Rule 13d-3(d)(1) under the Exchange Act.

(5)          Based solely on a Schedule 13G/A filed with the SEC on February 10, 2017, Hotchkis and Wiley Capital Management, LLC, in its capacity as investment adviser to certain clients (“Hotchkis”), reported aggregate beneficial ownership of 4,759,420 shares of our common stock, representing approximately 8.88% of our common stock outstanding as of April 28, 2017, calculated in accordance with Item 403 of Regulation S-K and Rule 13d-3(d)(1) under the Exchange Act. Hotchkis reported that it possessed sole voting power over 4,372,530 shares and sole dispositive power over 4,759,420 shares. Hotchkis also reported that it did not possess shared voting or shared dispositive power over any shares beneficially owned.

(6)          Based solely on a Schedule 13G/A filed with the SEC on February 14, 2017, Glenview Capital Management, LLC and certain of its affiliates (“Glenview”) reported aggregate beneficial ownership of 4,541,229 shares of our common stock, representing approximately 9.87% of our common stock outstanding as of April 28, 2017, calculated in accordance with Item 403 of Regulation S-K and Rule 13d-3(d)(1) under the Exchange Act. Glenview reported that it possessed shared voting power over 4,541,229 shares and shared dispositive power over 4,541,229 shares. Glenview also reported that it did not possess sole voting or sole dispositive power over any shares beneficially owned.

(7)          Based solely on a Schedule 13G/A filed with the SEC on February 10, 2017, The Vanguard Group reported aggregate beneficial ownership of 4,185,382 shares of our common stock, representing approximately 7.81% of our common stock outstanding as of April 28, 2017, calculated in accordance with Item 403 of Regulation S-K and Rule 13d-3(d)(1) under the Exchange Act. The Vanguard Group reported that it possessed sole voting power over 62,506 shares and sole dispositive power over 4,119,683 shares. The Vanguard Group also reported that it possessed shared voting power over 6,193 shares and shared dispositive power over 65,699 shares.

(8)          Based solely on a Schedule 13G/A filed with the SEC on February 9, 2017, Dimensional Fund Advisors LP (“DFA”) reported aggregate beneficial ownership of 3,160,414 shares of our common stock, representing approximately 5.89% of our common stock outstanding as of April 28, 2017, calculated in accordance with Item 403 of Regulation S-K and Rule 13d-3(d)(1) under the Exchange Act. DFA reported that it possessed sole voting power over 2,945,089 shares and sole dispositive power over 3,160,414 shares. DFA also reported that it did not possess shared voting or shared dispositive power over any shares beneficially owned.

(9)          Based solely on a Schedule 13G filed with the SEC on February 17, 2017, Point72 Asset Management, L.P. and certain of its affiliates (“Point72”) reported aggregate beneficial ownership of 2,909,454 shares of our common stock, representing approximately 5.43% of our common stock outstanding as of April 28, 2017, calculated in accordance with Item 403 of Regulation S-K and Rule 13d-3(d)(1) under the Exchange Act. Point72 reported that it possessed shared voting power over 2,909,454 shares and shared dispositive power over 2,909,454 shares. Point72 also reported that it did not possess sole voting or sole dispositive power over any shares beneficially owned.

(10)    Represents 79,164 shares of our common stock held directly by Mr. Messina and 643,376 shares of our common stock underlying stock options that are currently exercisable.

(11)    Represents 46,061 shares of our common stock held directly by Mr. Crowl, 76,298 shares of our common stock underlying stock options that are currently exercisable and 20,734 shares of our common stock underlying RSUs that become fully vested within sixty days of April 28, 2017.

(12)    Represents 60,404 shares of our common stock held directly by Mr. Brown, 50,713 shares of our common stock underlying stock options that are currently exercisable and 12,600 shares of our common stock underlying RSUs that become fully vested within sixty days of April 28, 2017.

(13)    Represents 10.968 shares of our common stock held directly by Mr. Kaplan, 12,497 shares of our common stock underlying stock options that are currently exercisable and 22,520 shares of our common stock underlying RSUs that become fully vested within sixty days of April 28, 2017.

(14)    Represents 9,830 shares of our common stock held directly by Ms. Ruggieri, 11,357 shares underlying stock options that are currently exercisable and 13,589 shares of our common stock underlying RSUs that become fully vested within sixty days of April 28, 2017.

(15)    Represents 8,508 shares of our common stock directly held by Ms. Carlin. Also includes 14,709 shares of our common stock underlying fully vested RSUs held as of April 28, 2017. See Footnote 23 below for further information.

(16)    Represents 38,508 shares of our common stock directly held by Mr. Egan. Also includes 19,725 shares of our common stock underlying fully vested RSUs held as of April 28, 2017. See Footnote 23 below for further information.

(17)    Represents 14,501 shares of our common stock directly held by Mr. Gibbons. Also includes 14,709 shares of our common stock underlying fully vested RSUs held as of April 28. See Footnote 23 below for further information.

(18)    Represents the shares held by Mr. Loren immediately following the termination of his service from our Board. Mr. Loren did not stand for re-election as a director at our 2016 annual meeting. In accordance with the Non-Employee Director Compensation Program, 7,595 unvested shares of common stock underlying Mr. Loren’s fully-vested RSUs immediately vested and settled in shares of common stock upon the termination of his service from our Board. See Footnote 23 below for further information.

(19)    Represents the shares held by Mr. Parseghian immediately following the termination of his service from our Board. Mr. Parseghian did not stand for re-election as a director at our 2016 annual meeting. In accordance with our Non-Employee Director Compensation Program, 1,226 shares of common stock immediately vested and settled in shares of common stock upon the termination of his service from our Board.

(20)    Represents 11,177 shares of our common stock directly held by Mr. Pizzi. Also includes 14,709 shares of our common stock underlying fully vested RSUs held as of April 28, 2017. See Footnote 23 below for further information.

2017 PROXY STATEMENT	67

OTHER INFORMATION

(21)    Represents 23,587 shares of our common stock directly held by Ms. Reif. Also includes 14,709 shares of our common stock underlying fully vested RSUs held as of April 28, 2017. See Footnote 23 below for further information.

(22)    Represents 23,476 shares of our common stock directly held by Mr. Wetzel. Also includes 14,709 shares of our common stock underlying fully vested RSUs held as of April 28, 2017. See Footnote 23 below for further information.

(23)    All directors other than Mr. Parseghian elected to receive the equity portion of their Board retainer in RSUs, which RSUs immediately vest and settle in shares of common stock upon the termination of service from our Board. These RSUs may not be sold or otherwise transferred for value, and directors have no right to acquire the shares underlying the RSUs prior to the date of their termination of service on our Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and any persons that beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. To our knowledge, based solely upon our review of Forms 3 and 4 that have been filed with the SEC and written representations from our executive officers and directors that no Form 5s were required, we believe that all of our executive officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2016.

68	2017 PROXY STATEMENT

OTHER INFORMATION

STOCKHOLDER PROPOSALS FOR

2018 ANNUAL MEETING OF STOCKHOLDERS

We provide stockholders with the opportunity, under certain circumstances and consistent with our By Laws and the rules of the SEC, to participate in the governance of the Company by submitting proposals and director nominations for consideration at our annual meeting of stockholders. Proposals from stockholders are given careful consideration by us in accordance with Rule 14a 8 promulgated under the Exchange Act (“Rule 14a 8”). For a proposal to be included in our proxy statement and proxy card for our 2018 Annual Meeting of Stockholders, such proposal must comply with Rule 14a 8 and must be received by  us in writing no later  than December 29, 2017. Additionally, if our 2017 Annual Meeting of Stockholders is held on June 28, 2017, as expected, any stockholder proposal or director nomination for our 2018 Annual Meeting of Stockholders that is not intended for inclusion in our proxy statement and proxy card in respect of such meeting will be considered “untimely” if it is received by us prior to the close of business on Wednesday, February 28, 2018, or after the close of business on Friday, March 30, 2018. An untimely proposal may not be brought before or considered at our 2018 Annual Meeting of Stockholders. Any stockholder proposal or director nomination submitted must also be made in compliance with our By Laws. For more information regarding our procedures for director nominations as set forth in our By Laws, please refer to “Corporate Governance—Nomination Process and Qualifications for Director Nominees.”

All stockholder proposals and director nominations must be addressed to the attention of our Secretary at PHH Corporation, 3000 Leadenhall Road, Mount Laurel, New Jersey 08054. The chairman of our annual meeting of stockholders may refuse to acknowledge the introduction of any stockholder proposal or director nomination not made in compliance with the foregoing procedures.

HOUSEHOLDING INFORMATION

Stockholders that share the same address may not receive separate copies of proxy materials, unless we have received contrary instructions from such stockholders. This practice is known as “householding” and is intended to reduce the printing and postage costs associated with mailing duplicative sets of proxy materials to stockholders sharing the same address. If you are receiving multiple sets of our proxy materials and wish to receive only one set in the future, or if you are currently only receiving one set of our proxy materials and wish to receive separate sets of proxy materials for you and the other stockholders sharing your address, please notify us or your bank, broker or other nominee by indicating your preference on the enclosed proxy card or vote instruction form. We will deliver an additional copy of our proxy materials to you, without charge, upon written request sent to Investor Relations at PHH Corporation, 3000 Leadenhall Road, Mount Laurel, New Jersey 08054. Our proxy materials are also available on our website at http://www.phh.com.

2017 PROXY STATEMENT	69

OTHER INFORMATION

OTHER BUSINESS

As of April 28, 2017, our Board is not aware of any other business to come before the meeting. However, if any additional matters are presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on those matters.

By Order of the Board of Directors

William F. Brown
Senior Vice President, General Counsel and Secretary

70	2017 PROXY STATEMENT

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. 3000 LEADENHALL ROAD MOUNT LAUREL, NJ 08054 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E28763-P93088 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. PHH CORPORATION The Board of Directors recommends that you vote FOR the following: For Withhold For All All All Except ! !! 1. To elect seven directors, each to serve until the 2018 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified, or until their earlier death, retirement or resignation. Nominees: 01) Jane D. Carlin 05) Charles P. Pizzi 02) Robert B. Crowl06) Kevin Stein 03) James O. Egan07) Carroll R. Wetzel, Jr. 04) James C. Neuhauser The Board of Directors recommends you vote FOR the following proposals: For Against Abstain ! ! 2 Years ! ! 3 Years ! ! Abstain 2. To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. To approve an advisory resolution approving the compensation of our named executive officers. 3. The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 Year ! ! ! ! 4. To recommend, by advisory vote, the frequency of the advisory vote on the compensation of our named executive officers. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer or person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of 2017 Annual Meeting, Proxy Statement and 2016 Annual Report are available at www.proxyvote.com. E28764-P93088 PHH CORPORATION 2017 Annual Meeting of Stockholders June 28, 2017, 10:00 AM EDT This proxy is solicited by the Board of Directors The undersigned hereby (1) acknowledges receipt of the Notice of 2017 Annual Meeting, Proxy Statement and 2016 Annual Report for the 2017 Annual Meeting to be held on June 28, 2017, starting at 10:00 a.m., Eastern Daylight Time at PHH's offices located at 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054, and (2) appoints Robert B. Crowl and William F. Brown, and each of them (with full power to act alone) as proxies, with the powers the undersigned would possess if personally present and with full power of substitution to vote all shares of common stock of PHH Corporation held by the undersigned as indicated on the reverse side hereof at the 2017 Annual Meeting and at any adjournment(s) or postponement(s) thereof, and with discretionary authority as to any other matters that may properly come before the 2017 Annual Meeting and any adjournments or postponements thereof, all in accordance with, and as described in the accompanying Notice of 2017 Annual Meeting. The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the common stock of PHH and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof. Please date and sign exactly as your name appears on the form, and promptly mail this proxy in the enclosed envelope. No postage is required. If a signed and dated proxy card is not returned and received by 11:59 p.m. Eastern Daylight Time on June 27, 2017, the proxies shall not vote such shares. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side V.1.1